Exhibit 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER INFORMATION

FINANCIAL INFORMATION	Page

Item 1. Financial Statements
Consolidated Statements of Operations for the Three Months and Six
Months Ended June 30, 2004 and 2003 (unaudited)	2
Consolidated Balance Sheets at June 30, 2004 (unaudited) and
December 31, 2003	3
Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2004 and 2003 (unaudited)	4
Notes to Consolidated Financial Statements	5
Item 2. Management’s Discussion and Analysis of Financial Condition	36
and Results of Operations
Item 3. Quantitative And Qualitative Disclosures About Market Risk	63
Item 4. Controls and Procedures	63

FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Atlas Air Worldwide Holdings, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Operating Revenues
Scheduled service	$155,491	$118,268	$300,559	$221,100
Charter service	8,254	12,816	13,852	32,332
ACMI lease contracts	84,871	70,320	168,101	137,403
AMC charter	78,069	118,841	131,182	258,120
Other revenue	11,623	6,159	22,069	22,574

Total operating revenues	338,308	326,404	635,763	671,529

Operating Expenses
Salaries, wages & benefits	51,056	46,130	103,921	98,682
Maintenance, materials and repairs	61,999	46,313	114,877	88,163
Aircraft fuel	81,417	74,670	151,253	160,106
Aircraft rent	34,159	43,159	71,814	95,594
Ground handling	23,433	20,403	46,014	40,714
Landing fees and other rent	23,530	22,326	45,608	43,525
Depreciation	15,404	19,341	29,671	36,107
Travel	12,643	15,341	24,789	33,973
Pre-petition reorganization costs and
related professional fees	-	12,091	9,439	21,588
Other	26,463	36,068	52,035	81,154

Total operating expenses	330,104	335,842	649,421	699,606

Operating income (loss)	8,204	(9,438)	(13,658)	(28,077)

Non-operating Expenses
Interest income	(280)	(1,154)	(470)	(2,162)
Interest expense (excluding post-petition
contractual interest of $7,117 and $10,676
for the three and six month periods ended
June 30, 2004, respectively)	19,563	22,049	43,131	41,466
Other, net	961	1,013	992	1,856
Reorganization items, net	39,388	-	51,580	-

Total non-operating expenses	59,632	21,908	95,233	41,160

Loss before income tax expense	(51,428)	(31,346)	(108,891)	(69,237)

Income tax expense	-	-	1,117	-

Net loss	$(51,428)	$(31,346)	$(110,008)	$(69,237)

Basic and diluted loss per share:
Net loss	$(1.34)	$(0.82)	$(2.87)	$(1.81)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Atlas Air Worldwide Holdings, Inc.
(Debtor-in-Possession)
Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	June 30,	December 31,
	2004	2003

Assets
Current Assets
Cash and cash equivalents	$158,262	$93,297
Accounts receivable, net of allowance of $15,928 and $24,304, respectively	134,532	159,393
Prepaid expenses and other current assets, net of accumulated
amortization of $31,413 and $28,689, respectively	40,008	41,274

Total current assets	332,802	293,964
Property and Equipment
Flight equipment	954,076	833,079
Ground equipment	39,649	40,783
Less: accumulated depreciation	(101,905)	(78,768)

Total property and equipment, net	891,820	795,094
Other Assets
Route acquisition costs	42,238	42,238
Deposits and other assets	17,540	59,760
Maintenance deposits	84,952	86,876
Prepaid aircraft rent	92,332	114,167

Total Assets	$1,461,684	$1,392,099

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$32,829	$35,530
Accrued liabilities	178,883	176,817
Liabilities subject to compromise	596,157	-
Debt	685,702	964,557

Total current liabilities	1,493,571	1,176,904
Other Liabilities
Deferred gains	106,403	170,363
Accrued maintenance	-	62,119
Other liabilities	-	10,995

Total other liabilities	106,403	243,477
Commitments and Contingencies (Note 9)
Stockholders’ Equity (Deficit)
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
38,377,504 shares issued and outstanding	384	384
Treasury stock, at cost; 1,050 shares	(4)	(4)
Additional paid-in-capital	306,303	306,303
Accumulated deficit	(444,973)	(334,965)

Total Stockholders’ Equity (Deficit)	(138,290)	(28,282)

Total Liabilities and Stockholders’ Equity (Deficit)	$1,461,684	$1,392,099

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Atlas Air Worldwide Holdings, Inc.
(Debtor-in-Possession)
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2004	June 30, 2003

Cash Flows from Operating Activities:
Net loss	$(110,008)	$(69,237)
Adjustments to reconcile net loss to net cash provided
(used) by operating activities:
Depreciation	29,671	36,107
Reorganization items, net	29,005	-
Provision for doubtful accounts	(323)	11,001
Amortization of debt issuance cost and lease financing
deferred gains	1,232	(5,026)
Recognition of compensation from restricted stock units	-	216
Other, net	239	(1,856)
Changes in operating assets and liabilities:
Accounts receivable and other current assets	25,184	45,344
Prepaids and other current assets	10,726	(5,170)
Deposits and other assets	18,403	(48,750)
Accrued liabilities related to reorganization items	22,574	-
Accounts payable and accrued liabilities	44,273	(27,962)

Net cash provided (used) by operating activities	70,976	(65,334)

Cash Flows from Investing Activities:
Capital expenditures, net	(9,475)	(4,029)
Proceeds from sale of property and equipment	-	10,000
Maturity of investments	-	31,004

Net cash (used) provided by investing activities	(9,475)	36,975

Cash Flows from Financing Activities:
Proceeds from loan	18,000	-
Issuance of common stock	-	240
Purchase of treasury stock	-	(217)
Payment of debt issuance costs	(2,510)	-
Payment on debt	(12,026)	(52,770)

Net cash provided (used) by financing activities	3,464	(52,747)

Net increase (decrease) in cash	64,965	(81,106)
Cash and cash equivalents at the beginning of period	93,297	222,392

Cash and cash equivalents at end of period	$158,262	$141,286

Supplemental disclosure of cash flow information:
Cash paid for interest	$20,762	$21,974

Supplemental disclosure of non cash flow financing and
investing information:

Increase in debt and flight equipment	$204,964	$60,540

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Atlas Air Worldwide Holdings, Inc.
(Debtor-in-Possession)

Notes to Consolidated Financial Statements
(Unaudited)

1.        Basis of Presentation

The accompanying interim Consolidated Financial Statements (the “Financial Statements”) are unaudited and have not been reviewed by our independent registered public accountants pursuant to Rule 10-01(d) of Regulation S-X, which would otherwise be required for a Form 10-Q filing. Reviewed financial statements for the periods indicated below will be filed as an amendment to this report or as a Quarterly Report on Form 10-Q when available. In all other respects, the Financial Statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The Financial Statements contain certain financial information and exclude certain footnote disclosures normally included in audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, the Financial Statements contain all adjustments, including normal recurring accruals, necessary to fairly present the financial position of Atlas Air Worldwide Holdings, Inc. (“Holdings”) and its consolidated subsidiaries as of June 30, 2004, and the results of operations for the three and six month periods ending June 30, 2004 and 2003 and cash flows for the six month periods ended June 30, 2004 and 2003. The Financial Statements include the accounts of Holdings and its consolidated subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto for the fiscal year ended December 31, 2003 included as an exhibit to the Current Report on Form 8-K of Holdings that was filed with the SEC on July 23, 2004.

Holdings is the parent company of two principal operating subsidiaries, Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”). Holdings, Atlas, Polar and Holdings’ other subsidiaries are referred to in this report collectively as the “Company”. The Company provides air cargo and related services throughout the world, serving Asia, Australia, the Pacific Rim, Europe, South America and the United States through two principal means: (i) airport-to-airport scheduled air cargo service; and (ii) contractual lease arrangements in which the Company provides the aircraft, crew, maintenance and insurance (“ACMI”, “ACMI contracts”, or in some circumstances “wet leases”). The Company also furnishes seasonal, commercial, military and ad-hoc charter services. See Note 8. The Company operates only Boeing 747 freighter aircraft.

The Consolidated Financial Statements have been prepared on a “going concern” basis in accordance with GAAP. The “going concern” presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the ordinary course of business. Because of the Chapter 11 Cases (defined in Note 2) and the circumstances leading to the filing thereof, the Company's ability to continue as a “going concern” is subject to substantial doubt and dependent upon, without limitation, the economic environment in general and the air cargo market in particular, changes in air cargo capacity, the outcome of current and potential litigation against the Company, the outcome of the SEC’s investigation into the Company, the Company’s future financing needs, including the availability of debt or equity financing and the terms and cost thereof, significant changes in aviation fuel prices and supply and other operating expenses, and the ability to renew collective bargaining agreements with union employees on terms satisfactory to the Company.

The Financial Statements also have been prepared in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). Accordingly, all pre-bankruptcy petition (“pre-petition”) liabilities believed to be subject to compromise have been segregated in the Consolidated Balance Sheets (the “Balance Sheets”) and classified as “liabilities subject to compromise” at the estimated amount of allowable claims under the Chapter 11 Cases (defined in Note 2). Liabilities not believed to be subject to compromise in the bankruptcy proceedings are separately classified as “current” and “non-current”, as appropriate. Expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as “Reorganization items”. Also, interest expense is reported only to the extent that it was to be paid during the pending Chapter 11 Cases or where it was probable that it would be an allowed claim in the Chapter 11 Cases. Cash used for reorganization items is disclosed separately in the Consolidated Statements of Cash Flows.

2.        Background and Bankruptcy

The sustained weakness of both the United States and international economies that began in early 2001 and continued through the beginning of 2004, coupled with the lingering impact of the September 11, 2001 terrorist attacks, had a negative impact on both international trade demand and the airline industry, including the ACMI and air cargo scheduled service markets, which are vital to the Company’s results. Because of the resulting negative impact on the Company’s financial condition and as part of a comprehensive financial restructuring of our aircraft debt and lease obligations, among other things, the Company defaulted on its reporting covenants and payment obligations under substantially all of its debt and lease arrangements. As a result, all debt outstanding has been classified as a current liability at June 30, 2004 and December 31, 2003.

In January 2003, the Company commenced a financial restructuring through negotiations with the lenders under its Aircraft Credit Facility (defined in Note 3) and AFL III Credit Facility (also defined in Note 3) regarding impending principal payments and covenant defaults, as well as the suspension of lease payments on six Boeing 747-200 aircraft. These negotiations were also held in conjunction with negotiations with certain other aircraft lessors to reduce or defer operating lease payments.

In March 2003, the Company implemented a moratorium on substantially all of its aircraft debt and lease payments to provide time to negotiate restructured agreements with the Company’s significant creditors and lessors. Subsequent to the implementation of this moratorium, the Company made payments on certain debt and lease obligations pursuant to forbearance agreements. However, despite the forbearance agreements, the continuation of the moratorium beyond what was permitted in the forbearance agreements resulted in additional events of default with respect to substantially all of the Company’s aircraft debt and lease agreements. These defaults allowed the parties to these arrangements to exercise, or thereafter to exercise, certain rights and remedies, including the right to demand immediate payment of such obligations in full and the right to repossess certain assets, including all of the Company’s owned and leased aircraft.

In order to formalize its restructuring efforts, in March 2003 the Company embarked on a comprehensive operational and financial restructuring program that included the following key elements: (i) reorganizing the management team and management functions; (ii) enhancing profitability through operational restructuring initiatives; (iii) reducing fixed financial costs through the restructuring of aircraft-related debt and lease obligations; and (iv) de-leveraging through the conversion of Senior Notes (defined in Note 5) and other unsecured obligations into equity in Holdings.

Through the course of 2003, the new management team refocused the commercial strategies of the Company’s key business segments implemented operational cost saving initiatives and, with the assistance of its financial and legal advisors, negotiated with its secured aircraft creditors to reduce the rents and payments on its aircraft. These actions resulted in aggregate payment reductions on debt and lease obligations, including principal, interest and rent, of approximately $52 million in 2003, approximately $201 million in 2004 and approximately $250 million in each of 2005 and 2006.

On January 30, 2004 (the “Bankruptcy Petition Date”), Holdings, Atlas, Polar, Airline Acquisition Corp I (“Acquisition”) and Atlas Worldwide Aviation Logistics, Inc. (“Logistics,” and together with Holdings, Atlas, Polar and Acquisition, the “Debtors”), each filed voluntary bankruptcy petitions for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy

Code”), in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). The Bankruptcy Court jointly administered these cases as “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp I, and Atlas Worldwide Aviation Logistics, Inc., Case No. 04-10792” (collectively, the “Chapter 11 Cases”). During the course of the proceedings, the Debtors operated their respective businesses and managed their respective properties and assets as debtors-in-possession (“DIPs”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. The Bankruptcy Court entered an order confirming the Final Modified Second Amended Joint Plan of Reorganization of the Debtors dated July 14, 2004 (the “Plan of Reorganization”) and the Debtors emerged from bankruptcy on July 27, 2004 (the “Effective Date”). The Financial Statements include data for all subsidiaries of the Company, including those that did not file for relief under Chapter 11, as those subsidiaries will be revalued under fresh start accounting.

As DIPs, the Debtors were authorized under Chapter 11 to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

During the course of the bankruptcy cases, the Company was generally not permitted to make payments on debt deemed to be pre-petition debt while in Chapter 11. However, to the extent the Company had reached agreements with certain lenders and lessors on specific aircraft governed by Section 1110 of the Bankruptcy Code, the Company continued to make payments on its aircraft lease and debt financings with the approval of the Bankruptcy Court. In addition, the Debtors received the approval of the Bankruptcy Court to pay pre-petition obligations of certain foreign and critical vendors. Also during the Chapter 11 Cases, the Debtors rejected or abandoned ten aircraft (tail numbers N507MC, N518MC, N535MC, N24837, N354MC, N922FT, N923FT, N924FT, N858FT and N859FT) that were originally financed under secured notes or leases and that no longer formed part of the Company’s aircraft fleet plan. Subsequently, the Company purchased two of these rejected aircraft (tail numbers N858FT and N859FT).

On February 10, 2004, the United States Trustee for the Southern District of Florida appointed two official committees of unsecured creditors (together, the “Creditors' Committees”), one each for Atlas and Polar. The Creditors' Committees and their respective legal representatives had a right to be heard on all matters that came before the Bankruptcy Court concerning the Debtors’ reorganization. Pursuant to a global settlement between the Creditors’ Committees and the Debtors, all litigation between the Creditors’ Committees was abated pending final documentation of the settlement terms and submission of a revised Disclosure Statement and Plan of Reorganization. By virtue of the global settlement, the Creditors’ Committees supported confirmation of the Plan of Reorganization. On June 8, 2004, the Debtors’ original Disclosure Statement was approved by the Bankruptcy Court, thereby allowing the Debtors to solicit votes to accept the Plan of Reorganization. The Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on the Effective Date.

Pursuant to the Plan of Reorganization, the incumbent holders of outstanding equity of Holdings are to receive no distributions.

As part of the global settlement and pursuant to the Plan of Reorganization, the unsecured creditors of Polar will receive a 60.0% cash settlement on allowed unsecured claims against Polar. The Company anticipates that the total cash payments under the settlement will be between $25 and $35 million. The cash settlement payments will be funded by the Company with cash on hand, which includes net proceeds of approximately $19.5 million derived from a subscription offering of Holdings new common stock (“New Common Stock”) to unsecured creditors of Atlas completed in July 2004. Under the global settlement, the percentage of Holdings’ common stock initially anticipated to be allocated to unsecured creditors of Polar were offered for sale to the unsecured creditors of Atlas through this subscription. The general unsecured creditors of Holdings, Atlas, Acquisition and Logistics will receive 17,202,666 shares of the New Common Stock, which, including the shares acquired under the subscription, are valued at approximately $199.6 million (at the Plan of Reorganization value of $11.60 per share).

The actual recovery percentage under the Plan of Reorganization to be realized by general unsecured creditors of Atlas and Holdings will depend upon the aggregate amount of general unsecured claims that will ultimately be allowed against Holdings, Atlas, Acquisition and Logistics and the value attributable to stock received by each Creditor (See Note 3 for a further discussion of claims).

On July 14, 2004, Holdings, on behalf of Atlas and Polar (collectively, the “Borrowers”), among others, signed a commitment letter with Congress Financial Corporation (“Congress”) and Wachovia Bank National Association (“Wachovia”) for a $60 million secured revolving credit facility. The consummation of the revolving credit facility was predicated upon the Debtors’ emergence from bankruptcy, among other things. On November 30, 2004, the Borrowers, and Holdings and Acquisition, as guarantors (collectively, the “Guarantors”), entered into the secured revolving credit facility with Congress, as agent for the lenders party thereto, and Wachovia, as lead arranger (the “Revolving Credit Facility”) effective December 31, 2004. The Revolving Credit Facility provides the Borrowers with revolving loans of up to $60 million, including up to $10 million of letter of credit accommodations. Availability under the Revolving Credit Facility will be based on a borrowing base, which will be calculated as a percentage of eligible accounts receivable. At December 31, 2004, based on the borrowing base, the Company had $19.0 million available for borrowing under the Revolving Credit Facility. There was no balance outstanding at December 31, 2004. The Revolving Credit Facility has an initial four-year term after which the parties can agree to enter into additional one-year renewal periods. See Note 5.

3.        Reorganization

Since the Effective Date, the Company has devoted significant effort to reconcile claims to determine the validity, extent, priority and amount of asserted claims against the Debtors’ bankruptcy estates. To further this process, the Company has filed omnibus objections to general unsecured claims and to cure claims. Specifically, the Company filed the (i) First Omnibus Objections to Claims and Supplement thereto on June 16, 2004 and November 12, 2004, respectively (collectively, the “First Omnibus Objections”), (ii) Second Omnibus Objections to Claims and Supplement thereto on September 17, 2004 and September 24, 2004, respectively (collectively, the “Second Omnibus Objections”), (iii) Third Omnibus Objections to Claims on November 12, 2004 (collectively, the “Third Omnibus Objections”) and (iv) Reorganized Debtors’ objection to claims of Internal Revenue Service on November 12, 2004. As described below, however, there remain certain claims the Company is disputing.

On November 12, 2004, the Company also filed a Motion to Determine the Remaining Balance of Scheduled Claims Subject to Critical and Foreign Vendor Payments and Other Adjustments (the “Schedules Motion”). The Schedules Motion seeks to reconcile liabilities set forth in the Debtors’ schedules against payments to critical and foreign vendors made during the pendency of the Chapter 11 Cases. Finally, the Company has entered into agreements pursuant to which the Company has resolved cure claims arising from the assumption of executory contracts and unexpired leases.

As of January 31, 2005, the Company had reviewed over 3,200 scheduled and filed claims aggregating approximately $7.6 billion. Other than the claims against Polar, discussed below, as of January 31, 2005, a maximum of $1.5 billion of claims could potentially be allowed, with claims of $523.4 million allowed to date, and claims of $929.5 million remaining unresolved; however, this figure has been, and continues to be, reduced by virtue of the ongoing claims reconciliation process. The Company anticipates the range of allowed claims at Atlas to be from $625 to $725 million. Allowed claims in excess of this estimate may be material to our future Financial Statements and may have a material adverse effect on our financial condition.

          Atlas Claims

Pursuant to the Plan of Reorganization, the Company will make a pro rata distribution of 17,202,666 shares of New Common Stock to holders of allowed general unsecured claims against Holdings, Atlas, Acquisition and Logistics. Claims of approximately $7.1 billion were filed against these entities. As of January 31, 2005, claims of $523.4 million have been allowed, claims of $929.5 million remain disputed, and the balance of claims have been withdrawn or disallowed; however, this figure has been, and continues to be, reduced by virtue of the ongoing claims reconciliation process.

          Polar Claims

Pursuant to the Plan of Reorganization, the Company will pay cash equal to sixty percent (60%) of the amount of each allowed unsecured claim against Polar. Claims of approximately $450.4 million were filed against Polar. As of January 31, 2005, claims of $36.0 million have been allowed, claims of $105.1 million remain disputed, and the balance of claims have been withdrawn or disallowed; however, this figure has been, and continues to be, reduced by virtue of the ongoing claims reconciliation process.

          Administrative, Priority, Secured and Governmental Claims

By order dated November 16, 2004, the Bankruptcy Court extended to February 1, 2005, the deadline for the Company to object to: (i) administrative claims, (ii) priority unsecured claims, (iii) secured claims and (iv) governmental claims.

          IRS Claim

As part of an ongoing audit and in conjunction with the claims process of the Chapter 11 Cases, the U.S. Internal Revenue Service (the “IRS”) submitted proofs of claim with the Bankruptcy Court for approximately $228.0 million of alleged income tax, employee withholding tax, Federal Unemployment Tax Act (“FUTA”) and excise tax obligations, including penalties and interest. In June 2004, the IRS amended its original proofs of claim with new claims (the “Amended IRS Claims”) reducing its total claim amount to approximately $104.3 million. The Amended IRS Claims are principally composed of a $56.4 million income tax claim and a $40.5 million employment tax claim. The Company disputed the amounts claimed and filed with the Bankruptcy Court a number of claim objections and a motion under Section 505 of the Bankruptcy Code, challenging the IRS’ claims. For purposes of the confirmation of the Plan of Reorganization, the employment tax portion of the Amended IRS Claims was reduced to $5.3 million. The IRS subsequently filed amended and/or additional proofs of claim against Holdings, Atlas and Polar asserting claims for income tax, employee withholding tax, FUTA tax and excise taxes of approximately $11.1 million as administrative claims, $102.0 million as a priority unsecured claim and $2.9 million as a general unsecured claim. On November 12, 2004, the Company filed its Supplemental Objection to Claims of the IRS, objecting to these additional claims. The Company believes that the IRS’ claims are substantially without merit and intends to vigorously defend against them.

          SEC Claim

On October 17, 2002, the SEC commenced an investigation arising out of the Company’s October 16, 2002 announcement that the Company would restate its 2000 and 2001 financial statements. In October 2002, the Company’s board of directors appointed a special committee which in turn retained the law firm of Skadden, Arps, Slate, Meagher and Flom, LLP for the purpose of performing an internal review concerning re-audit issues and assisting Holdings in its cooperation with the SEC investigation. A Formal Order of Investigation was subsequently issued authorizing the SEC to take evidence in connection with its investigation. The SEC has served several subpoenas on Holdings requiring the production of documents and witness testimony, and the Company has been fully cooperating with the SEC throughout its investigation.

On October 28, 2004, the SEC issued a Wells Notice to Holdings indicating that the SEC staff is considering recomending to the SEC that it bring a civil action against Holdings alleging that it violated certain financial reporting provisions of the federal securities laws from 1999 to 2002. In addition, the

SEC had filed a proof of claim in the the amount of $107.0 million but has since amended the proof of claim to $15.0 million. Holdings is currently engaging in discussions with the SEC regarding the Wells Notice and the possible resolution of this matter, and will continue to cooperate fully with the SEC in respect of the investigation.

Equity Distribution

The Plan of Reorganization contemplates the distribution of 17,202,666 shares of the New Common Stock to holders of allowed general unsecured claims of Atlas, Holdings, Acquisitions and Logistics on a pro rata basis in the same proportion that each holder’s allowed claim bears to the total amount of all allowed claims. The exact number of shares that each claimholder ultimately receives is dependent on the final total of allowed claims and other factors such as unclaimed distributions and fractional share interests.

In accordance with the Plan of Reorganization, on the Effective Date, Holdings issued and distributed 740,000 shares of the New Common Stock to GE Capital Aviation Services, Inc. (“GECAS”) and 320,000 shares to certain bank lenders under one loan that was made to Atlas Freighter Leasing III, Inc. (“AFL III”) (the “AFL III Credit Facility”) and another loan made to Atlas (the “Aircraft Credit Facility”). Additionally, pursuant to the terms of the Plan of Reorganization 1,737,334 shares of the New Common Stock were offered for subscription to certain Atlas, Holdings, Acquisition and Logistics unsecured creditors. New Common Stock will not be distributed to holders of Polar allowed general unsecured claims since such holders will together receive a fixed cash recovery equal to 60.0% of the amount of their allowed claims.

As of January 31, 2005, including the initial distribution described in the preceding paragraph, the Company has 2,997,333 shares outstanding, or about 15.0 % of the approximately 20,000,000 shares to be issued under the Plan of Reorganization.

The proposed allocation of New Common Stock under the Plan of Reorganization is illustrated in the chart below:

	Equity
	Ownership
Party	%	Shares

ACF/AFL III	1.6%	320,000
GECAS	3.7%	740,000
General Unsecured Claims	86.0%	17,202,666
Shares Offered for Subscription	8.7%	1,737,334

Total	100.0%	20,000,000

In addition to the shares allocated above and pursuant to the Plan of Reorganization, as of December 31, 2004, of an aggregate of 2,772,559 shares available for equity-based awards, 610,600 shares of restricted stock and options for 840,063 shares had been issued to directors, management and employees under a management incentive plan and the employee stock option plan.

On August 26, 2004, the Bankruptcy Court entered an order approving the issuance of 200,000 shares of New Common Stock to DVB Bank, AG (“DVB”) as part of a settlement involving the restructuring of the lease of aircraft tail number N409MC. (See Note 5.) These shares were not part of the original 20,000,000 shares of New Common Stock allocated in the Plan of Reorganization discussed above.

Distributions of shares of New Common Stock to holders of allowed Senior Note (defined in Note 5) claims (relating to Atlas' 10.75% Notes due 2005, 9.375% Notes due 2006, and 9.25% Notes due 2008) will be made to the applicable indenture trustee, which will transmit the shares to the respective Senior Note claimholders. Distributions to holders of other allowed general unsecured claims will be made directly to such claimholders in accordance with the Plan of Reorganization.

Should the distribution of New Common Stock result in a claimholder being entitled to the receipt of a fractional share, the Company’s disbursing agent will retain the fractional share until a distribution would result in a whole number of shares being distributed to the claimholder on the next applicable distribution date. For purposes of a final share distribution under the Plan of Reorganization, fractions of New Common Stock will not be issued. Instead, fractions of New Common Stock will be rounded up or down to the nearest whole number, with fractions equal to or less than 0.5 of a share rounded down. Any remaining undistributed shares on the final distribution date will be released from the Company’s New Common Stock reserve and become authorized, unissued common stock of the Company.

Reorganization Items

In accordance with SOP 90-7, the Company has segregated and classified certain income and expenses as reorganization items. The following reorganization items were incurred for the three months ended June 30, 2004 and for the period of January 31, 2004 through June 30, 2004 (in thousands):

		For the period
	For the Three	January 31, 2004
	Months Ended	through
	June 30, 2004	June 30, 2004

Legal and Professional Fees	$16,282	$22,574
Rejection of CF6-80 PBH engine agreement (a)		(59,552)
Claims related to rejection of owned and leased aircraft ( b )	13,835	50,501
Claims related to rejection of aircraft leases (c)	9,324	38,157
Other	(53)	(100)

Total	$39,388	$51,580

a)	The Company rejected a CF6-80 Power-By-The-Hour engine maintenance agreement and wrote off the associated accrued liability of $59.6 million.

b)	The Company rejected two owned aircraft, tail numbers N354MC and N535MC, which were financed and wrote off the assets, liabilities and net book value of $33.9 million. The Company also rejected a capital lease on aircraft tail number N924FT and wrote off the asset, liability and net book value of $16.6 million.

c)	The Company rejected six leased aircraft, tail numbers N507MC, N24837, N922FT, N858FT, N859FTand N923FT that resulted in unsecured claims of $38.2 million.

Also in accordance with SOP 90-7, interest expense of $7.1 million for the three months ended June 30, 2004 and $10.7 million for the period January 31, 2004 through June 30, 2004, has not been recognized on approximately $437.5 million of Senior Notes (defined in Note 5) as such interest will not be an allowed claim nor paid.

Pursuant to SOP 90-7, the Company had segregated and classified certain pre-petition obligations as liabilities subject to compromise. The following table sets forth the Debtors’ estimated liabilities subject to compromise as of June 30, 2004 (in thousands of dollars) (definitions are set forth in Note 5):

Pre-Petition Obligations	June 30, 2004

9¼% Senior Notes due 2008	$153,000
9 3/8% Senior Notes due 2006	147,000
10¾% Senior Notes due 2005	137,475
Accrued Interest Payable	56,147
Accounts Payable	22,041
Accrued Expenses	80,494

Total liabilities subject to compromise	$596,157

4.        Summary of Significant Accounting Policies

The Company’s accounting policies conform to GAAP. Significant policies followed are described below.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and footnotes thereto. Actual results may differ from those estimates. Important estimates include asset lives, valuation allowances (including, but not limited to, those related to receivables, inventory and long-lived assets), income tax accounting, self-insurance employee benefit accruals and contingent liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term cash investments that are highly liquid in nature and have original maturities of three months or less at acquisition.

Investments

The Company holds a minority interest (49%) in a private company, which is accounted for under the equity method.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is determined to be other than temporary, the investment is written down to fair value and the amount of the write-down is included in the Consolidated Statements of Operations (the “Statements of Operations”).

Inventories

Expendable spare parts, materials and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used in operations and are included in prepaid expenses and other current assets in the Balance Sheet. At June 30, 2004 and December 31, 2003, the reserve for expendable obsolescence was $1.3 million and zero, respectively. Rotable inventory parts are carried at average cost and are recorded in “Property and Equipment”. An allowance for obsolescence is provided over the estimated useful life of the related aircraft and engines for spare parts expected to be on hand at the date aircraft are retired from service, plus allowances for spare parts currently identified as excess or obsolete. These allowances are based on management estimates, which are subject to change.

Property and Equipment

The Company records its property and equipment at cost and depreciates these assets on a straight-line basis over their estimated useful lives to their estimated residual values, over periods not to exceed forty years for flight equipment (from date of original manufacture) and three to five years for ground equipment, once the asset is placed in service. Property under capital leases and related obligations are recorded at the lesser of an amount equal to (a) the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease or (b) the fair value of the asset. Amortization of property under capital lease is on a straight-line basis over the lease term and is included in depreciation expense, unless ownership takes place or a purchase option exists. In that case, amortization is over the remaining manufacturer’s life of the aircraft from date of acquisition.

Expenditures for major additions, improvements and flight equipment modifications are generally capitalized and depreciated over the shorter of the assets remaining lives or lease lives in the event that any modifications or improvements are on operating lease equipment. Substantially all property and equipment is specifically pledged as collateral for indebtedness of the Company.

Measurement of Impairment of Long-Lived Assets

When events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets, the Company records impairment losses on those long-lived assets used in operations.

The impairment charge is determined based upon the amount by which the net book value of the assets exceeds their estimated fair value. In determining the fair value of the assets, the Company considers market trends, published values for similar assets, recent transactions involving sales of similar assets or quotes from third party appraisers. In making these determinations, the Company also uses certain assumptions, including, but not limited to, the estimated future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated residual values.

Intangible Assets

Route acquisition costs represent the allocation of purchase price in connection with the Polar acquisition attributable to operating rights (takeoff and landing slots) at Narita Airport in Tokyo, Japan. Since the operating rights are considered to have an indefinite life, no amortization has been recorded.

The Company reviews its route acquisition costs annually in accordance with Statement of Financial Accounting Standard (“SFAS”) No.142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The analysis has not resulted in any impairment charges to the date of this report.

Revenue Recognition

Revenue for Scheduled service and Charter services is recognized upon flight departure. ACMI lease contract revenue is recognized as the actual block hours are operated on behalf of a customer during a calendar month.

Other revenue includes rents from dry leases of owned aircraft and is recognized in accordance with SFAS No. 13, Accounting for Leases.

Concentration of Credit Risk and Significant Customers

The Company periodically performs an evaluation of the composition of accounts receivable and expected credit trends and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. Past due status of accounts receivable is determined primarily based upon contractual terms. The Company provides allowances for estimated credit losses resulting from the inability or unwillingness of its customers to make required payments and charges off receivables when they are deemed uncollectible. If market conditions decline, actual collection experience may not meet expectations and may result in decreased cash flows and increased bad debt expense or revenue adjustments.

The United States Military Airlift Mobility Command (“AMC”) charters accounted for 23.1% and 36.4% for the three month periods ended June 30, 2004 and 2003, respectively and 20.6% and 38.4% for the six month periods ended June 30, 2004 and 2003, respectively, of the Company’s total revenues. No other customer accounted for 10.0% or more of the Company’s total operating revenues during these periods. Accounts receivable from the United States Military were $18.2 million and $15.3 million at June 30, 2004 and December 31, 2003, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in the results of operations in the period that includes the enactment date.

Debt Issuance Costs

Costs associated with the issuance of debt are capitalized and amortized over the life of the respective debt obligation, using the effective interest method for amortization. Amortization of debt issuance costs was $2.3 million and $1.0 million, for the three month periods ended June 30, 2004 and 2003, respectively, and $4.2 million and $2.1 million for the six month periods ended June 30, 2004 and 2003, respectively, and is included as a component of interest expense on the Statements of Operations.

Derivative Financial Instruments

The Company accounts for its derivative financial instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments, SFAS No. 137 and SFAS No. 138. These SFASs require the Company to recognize all derivatives on the Balance Sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. The Company recognizes changes in the fair value of its interest rate swap contracts in other non-operating expenses on the Consolidated Statement of Operations. At June 30, 2004, the Company has no hedging instruments in place.

Aircraft Maintenance and Repair

Maintenance and repair cost for both owned and leased aircraft are charged to expense as incurred, except Boeing 747-400 engine (GE CF6-80C2) overhaul costs. These are performed under a fully outsourced power-by-the-hour maintenance agreement; the costs thereunder are accrued based on the hours flown.

Stock-Based Compensation

On the Effective Date, the Company’s existing stock-based employee compensation plans were terminated and all outstanding options and restricted stock were cancelled. The Company had accounted for its stock-based employee compensation plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations (“APB 25”). The Company had adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No.148”). Had the Company elected to adopt the fair value recognition provisions of SFAS No. 123 and SFAS No.148, pro forma net loss and loss per share for the three and six months ended June 30, 2004 and 2003, would be as follows (in thousands, except for per share data):

	For the three		For the six
	Months ended		Months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net loss, as reported	$(51,428)	$(31,346)	$(110,008)	$(69,237)
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards	(1,755)	(2,398)	(3,509)	(4,796)
Pro forma net loss	$(53,183)	$(33,744)	$(113,517)	$(74,033)

Basic and diluted loss per share:
As reported	$(1.34)	$(0.82)	$(2.87)	$(1.81)

Pro forma	$(1.39)	$(0.88)	$(2.96)	$(1.93)

Recently Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46”) (“FIN 46-(R)”), delaying the effective date for certain entities created before February 1, 2003 and making other amendments to clarify the application of the guidance. In adopting FIN 46 and in anticipation of adopting FIN 46-(R), the Company has evaluated its various variable interests to determine whether they are to be consolidated as variable interest entities as defined under FIN 46 and FIN 46-(R).

The Company has adopted FIN 46 for entities created subsequent to January 31, 2003 as of December 31, 2003 and adopted FIN 46-(R) as of the end of the interim period ended March 31, 2004. The adoptions of FIN 46 and FIN 46-(R) did not result in the consolidation of any variable interest entities.

FIN 46-(R) requires the consolidation of certain types of entities in which a company absorbs a majority of another entity's expected losses, receives a majority of the other entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called “variable interest entities”. The principal characteristics of variable interest entities are: (1) they have an insufficient amount of equity to absorb their expected losses; (2) their equity owners as a group are not able to make decisions about their activities; or (3) they have equity that does not absorb their losses or receive their residual returns. "Variable interests" are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

If an entity is determined to be a “variable interest entity”, the entity must be consolidated by the “primary beneficiary.” The primary beneficiary is the holder of the variable interests that absorb a majority of the variable interest entity's expected losses or receives a majority of the entity's residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

Twelve of the Company’s forty-five aircraft are owned and leased through trusts established specifically to purchase, finance and lease aircraft to the Company. These leasing entities meet the criteria for variable interest entities. All fixed price options were restructured to reflect a fair market value purchase option, and as such, the Company is not the primary beneficiary of the leasing entities. The Company is generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and the leases do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates the Company to absorb decreases in value or entitles the Company to participate in increases in the value of the aircraft. The Company has not consolidated the related trusts upon application of FIN 46 because the Company is not the primary beneficiary based on the option price restructurings. The Company’s maximum exposure under these leases is the remaining lease payments, which amounts are reflected in future lease commitments described in Note 6.

5.        Debt

The Company’s debt obligations, including capital leases, as of June 30, 2004 and December 31, 2003, were as follows (in thousands):

Debt Obligations	June 30,	December 31,
	2004	2003
Aircraft Credit Facility	$41,890	$43,578
AFL III Credit Facility	158,588	162,856
9¼% Senior Notes due 2008	153,000	152,886
9 3/8% Senior Notes due 2006	147,000	147,000
10¾% Senior Notes due 2005	137,475	137,475
2000 EETCs	60,002	59,916
1999 EETCs	151,665	87,258
1998 EETCs	200,768	73,470
Capital leases	40,533	52,270
Other	14,256	47,848
DIP Financing Facility	18,000	-

Total Debt	1,123,177	964,557

Less: liabilities subject to compromise	(437,475)	-

Total debt	$685,702	$964,557

Description of the Company’s Debt Obligations

The following paragraphs provide a summary of the treatment in the financial statements for the restructuring of the Company’s debt obligations and changes that have occurred as a result of the Company’s bankruptcy. It should be noted that, for accounting purposes, the restructuring described below was given effect upon entering into binding term sheets with the respective lendor or lessor as the parties to such agreements were operating under the revised terms of the agreements as if they were completed. In certain instances the agreements only became legally binding on the Effective Date or upon the occurrence of certain events after such date.

Deutsche Bank Trust Company

Deutsche Bank Trust Company (“Deutsche Bank”) is the administrative agent for two syndicated loans to Atlas and its affiliates. One loan was made to AFL III and the other loan was made through the Aircraft Credit Facility. The obligations under these two credit facilities are secured by 15 Boeing 747-200’s and one Boeing 747-300 aircraft and several spare General Electric CF6-50E2 and CF6-80 engines. AFL III leases the collateral for the AFL III Credit Facility, including aircraft and related equipment, to Atlas. AFL III has collaterally assigned those leases and the proceeds thereof to Deutsche Bank as security for the AFL III Credit Facility.

Atlas, AFL III, Deutsche Bank, as administrative agent, and a majority of the lenders comprising the bank group under each credit facility, executed forbearance agreements dated July 3, 2003, which contained the terms of the initial loan restructurings. In January, February and March 2004, the parties entered into letter agreements that further amended the original forbearance agreements (as amended, the “Forbearance Agreements”). At June 30, 2004, the Company was in default under the AFL III Credit Facility and the Aircraft Credit Facility although Atlas and AFL III were performing and in compliance with the Forbearance Agreements. The defaults were cured on July 27, 2004.

Aircraft Credit Facility

Under the Forbearance Agreement, with respect to the Aircraft Credit Facility, the lenders agreed to accept lower monthly principal payments over a longer term. As additional consideration for the restructuring, the lenders under the Aircraft Credit Facility will receive, among other things, (i) 0.334% of New Common Stock and (ii) guarantees of the loan obligations from Atlas’s affiliates upon confirmation of the Plan.

On November 30, 2004, Holdings and Atlas entered into amendments (the “ACF Amendments”) to the Aircraft Credit Facility by and among Atlas, the lenders party thereto and Deutsche Bank. The ACF Amendments increased the capital expenditure limitations included in the Aircraft Credit Facility to $25 million subject to adjustments.

The Aircraft Credit Facility is secured by a first priority interest in one Boeing 747-300 aircraft (tail number N355MC) and two Boeing 747-200 aircraft (tail numbers N536MC and N540MC).

AFL III Credit Facility

Under the Forbearance Agreement, the AFL III lenders agreed to accept lower monthly principal payments over a longer term including a deferral of up to $20.3 million in principal payments otherwise due in 2004 and early 2005, provided that Atlas performs certain maintenance events on the aircraft collateral during such period. The deferred amount is due December 31, 2009, unless Atlas exceeds certain financial targets, in which case part of the deferred amount may become due earlier.

The AFL III Credit Facility is secured by a first priority interest in thirteen Boeing 747-200F aircraft, plus nine spare CF6-50E2 engines and three CF6-80C engines. The aircraft tail numbers securing the AFL III Credit Facility as of June 30, 2004 were: N505MC, N509MC, N512MC, N517MC, N522MC, N523MC, N524MC, N526MC, N527MC, N528MC, N534MC, N808MC and N809MC.

On November 30, 2004, AFL III entered into an amendment (the “AFL III Amendment”) to the AFL III Credit Facility. The AFL III Amendment increased the annual capital expenditure limitations included in the AFL III Credit Agreement to $25 million subject to adjustments. Fifteen leases relating to the thirteen aircraft and two engine pools from AFL III to Atlas pursuant to the AFL III Credit Facility were also amended to comply with the AFL III Amendments.

As additional consideration for the restructuring, the lenders under the AFL III Credit Facility will receive 1.266% of the New Common Stock to be issued under the Plan of Reorganization.

Senior Notes

The various senior notes issued by Atlas (collectively, the “Senior Notes”) as of June 30, 2004, in the aggregate principal amount of $437.5 million, were general unsecured obligations of Atlas, which ranked pari passu in right of payment to any of Atlas’ existing and future unsecured senior indebtedness. Interest on the Senior Notes was payable semi-annually in arrears; however, no interest payments were made after March 28, 2003. The Senior Notes were redeemable, in whole or in part, at Atlas’ option, at any time, on or after August 1, 2001 for the 10¾% Senior Notes, on or after April 15, 2003 for the 9¼% Senior Notes, and on or after November 15, 2002 for the 9 3/8% Senior Notes, initially at a premium of their principal amount plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest. The Senior Notes were cancelled under the Plan of Reorganization on the Effective Date and are scheduled to receive a significant portion of the New Common Stock (See Note 3).

Enhanced Equipment Trust Certificate Transactions

Overview of EETC Transactions

In three separate transactions in 1998, 1999 and 2000, Atlas issued pass-through certificates, also known as Enhanced Equipment Trust Certificates (“EETCs”). These securities were issued for the purposes of financing the acquisition of a total of 12 Boeing 747-400 aircraft. In the 1998 EETC transaction, $538.9 million of EETCs were issued to finance five of these aircraft, one of which Atlas owns, with the remaining four being leased by Atlas pursuant to leveraged leases. In the 1999 EETC transaction, $543.6 million of EETCs were issued to finance five of these aircraft, one of which Atlas owns, with the remaining four being leased by Atlas pursuant to leveraged leases. In the 2000 EETC transaction, $217.3 million of EETCs were issued to finance the remaining two of these aircraft, both pursuant to leveraged leases. Historically, the debt obligations relating solely to owned EETC aircraft have been reflected on the Company’s balance sheet. The debt obligations related to the leased EETC aircraft have not been reflected on the Company’s balance sheet because such obligations previously constituted operating leases. Through the restructuring Atlas became the beneficial owner of four of the leased aircraft (see Restructuring of EETCs below).

Leverage Lease Structure

The following three paragraphs describe the historical leveraged lease transactions of the Company:

In a leveraged lease, the owner trustee is the owner of record for the aircraft. Wells Fargo Bank Northwest, National Association serves as the owner trustee with respect to the leveraged leases in each of Atlas’s EETC transactions. As the owner trustee of the aircraft, the owner trustee also serves as the lessor of the aircraft under the EETC lease between Atlas and the owner trustee. The owner trustee also serves as trustee for the beneficial owner of the aircraft, the owner participant. The original owner participant for each aircraft invested (on an equity basis) approximately 20% of the original cost of the aircraft. The remaining approximately 80% of the aircraft cost was financed with debt issued by the owner trustee on a non-recourse basis in the form of equipment notes.

The equipment notes were generally issued in three series, or “tranches,” for each aircraft, designated as Series A, B and C equipment notes. The loans evidenced by the equipment notes were funded by the public offering of EETCs. Like the equipment notes, the EETCs were issued in three series for each EETC transaction designated as Series A, B and C EETCs. Each class of EETCs was issued by the trustee for separate Atlas Pass Through Trusts with the same designation as the class of EETCs issued. Each of these Pass Through Trustees is also the holder and beneficial owner of the equipment notes bearing the same class designation.

With respect to the two EETC financed aircraft previously and currently owned by Atlas, there is no leveraged lease structure or EETC lease. Atlas is the beneficial owner of the aircraft and the issuer of the equipment notes with respect thereto. The equipment notes issued with respect to the owned aircraft are with full recourse to Atlas.

Restructuring of EETCs

On September 12, 2003, the Company and a majority in interest of its Class A EETC holders from the 1998, 1999 and 2000 EETC transactions entered into three restructuring agreements, one for each then existing EETC transaction. Each restructuring agreement was subsequently amended as of November 4, 2003, December 15, 2003, February 5, 2004 and March 31, 2004. As of February 5, 2004, the Company also entered into a term sheet (the “OP Term Sheet”) with the owner participants with respect to six of the ten aircraft leased under the EETC transactions. Each of the restructuring agreements, together with the OP Term Sheet, are collectively referred to herein as the “EETC Restructuring Agreements”.

Pursuant to the EETC Restructuring Agreements, the aircraft leases were amended to provide for basic rent of $725,000 per month for the first sixty months from January 1, 2003, and basic rent of $830,000 per month thereafter, until the equipment notes underlying the EETCs are paid or satisfied in full, subject to adjustment during 2005 for repayment of a $23.0 million EETC deferred rent obligation. The equipment notes underlying the EETCs relating to two aircraft which were owned originally by Atlas will be amortized based on the same monthly payment amounts as the leased aircraft. The term of the leases and equipment notes underlying the EETCs were generally extended to fully amortize the underlying equipment notes on the leased aircraft and the owned aircraft. A number of factors can affect the timing of payments to the EETCs, including the appraised value and the future appraised fair market lease rates for the aircraft underlying the EETC and any sale of an aircraft pursuant to the terms of the EETC Restructuring Agreements. A number of factors can affect the Company’s timing of payments to the EETCs, including the future appraised fair market lease rates for the aircraft underlying the EETC, the financial performance of the Company relative to financial targets and any sale of an aircraft pursuant to the terms of the EETC Restructuring Agreements. For example, the Class C EETCs were originally scheduled to be paid first, followed by the Class B EETCs and then the Class A EETCs. Following a triggering event caused by the Company’s bankruptcy filing and the adjustments to payments as a result of appraised values of the EETC aircraft, it is expected as of June 30, 2004, that the Class A EETCs will generally be paid first, followed by the Class B EETCs and then the Class C EETCs. Total yield on the EETCs will be affected by the changes in timing of their payments.

Under the terms of the EETC Restructuring Agreements, once the EETCs from any of the EETC transactions are paid in full, any remaining balances on the related underlying equipment notes will be forgiven.

The EETC Restructuring Agreements provide that, for the leased aircraft underlying the EETCs, lease payments will continue following payment or forgiveness of the related underlying equipment notes. This so called “equity rent” is paid to the owner trust and distributed to the owner participant. Equity rent provides an economic return to the owner participants based on their original investment in the aircraft, in addition to the residual value of the aircraft and any tax benefits related to ownership. Prior to their restructuring, the EETC transactions had provided for periodic payments of equity rents over the term of the leases of the aircraft underlying the EETCs. Pursuant to the EETC Restructuring Agreements, all equity rents are delayed until payment of the related underlying equipment notes, or their forgiveness following payment of the EETCs. Pursuant to the OP Term Sheet, adjusted rent schedules providing equity rents and lease extensions were negotiated with respect to several leased aircraft in the EETC transactions. The lease agreements relating to those aircraft were filed with the Bankruptcy Court in connection with Stipulations under Section 1110(b) of the Bankruptcy Code as to such aircraft.

In addition, pursuant to the EETC Restructuring Agreements, Atlas has entered into airframe and engine maintenance agreements applicable to the aircraft underlying the EETCs.

Concurrent with the consummation of the Revolving Credit Facility and related events described above, certain amendments to the Company’s EETC agreements, as described in the Company’s Second Amended Disclosure Statement Under 11 U.S.C. §1125 in Support of the Debtors’ Plan of Reorganization, automatically took effect on November 30, 2004.

Additional information regarding the restructuring of the individual EETC transactions is described below.

2000 EETCs

Subsequent to the 2000 EETC transaction, Atlas completed a sale-leaseback transaction on both aircraft and issued a guarantee to the owner participant of one of the aircraft. In July 2003, Atlas defaulted on the lease payments with respect to an aircraft leased in the 2000 EETC transaction, tail number N409MC (“N409MC”), and, as a result, the owner participant for such aircraft liquidated collateral that secured its owner participant interest. This collateral consisted of a $22.6 million guaranteed investment contract and a $15.4 million letter of credit. The letter of credit was issued by DVB and guaranteed by Atlas, resulting in

DVB becoming the new owner participant when it was drawn and funded to the original owner participant. When Atlas reimburses DVB for the draw under the letter of credit pursuant to its guarantee obligation, Atlas would become the new owner participant. As a result of the change in owner participant and the guarantee by Atlas of the DVB payment, the aircraft was effectively acquired by Atlas with the asset and related liabilities being recorded on the balance sheets at their respective fair values. In connection with this financing, the Company has a blended effective interest rate of 14.86% as of June 30, 2004, payable monthly. According to the terms of the equipment notes, principal payments vary and are payable through 2021.

During the Company’s Chapter 11 case, various disputes arose between Atlas and DVB concerning the claim asserted by DVB for reimbursement of the amounts DVB paid under the letter of credit (the “DVB Claim”) and the contemplated restructuring of the obligations related to N409MC. These disputes ultimately resulted in the commencement of legal proceedings involving Atlas and DVB.

Shortly after confirmation of the Plan of Reorganization, Atlas and DVB reached a settlement of their pending disputes, which settlement was memorialized in the Binding Term Sheet Agreement Regarding Atlas B747-400F Aircraft N409MC (the “DVB Term Sheet”). This compromise paved the way for the contemplated restructuring of the 2000 EETC Transaction. The Bankruptcy Court entered an order approving the compromise embodied in the DVB Term Sheet on August 16, 2004. The Company accounted for such settlement on the Effective Date. The following is a summary of the material terms of the DVB Term Sheet, all of which have been consummated by the parties:

a.         DVB sold its owner participant interest (the “OP Interest”) in N409MC to Atlas pursuant to the terms and conditions outlined in the DVB Term Sheet. The purchase price for the OP Interest was $11.3 million, consisting of a $9 million unsecured promissory note (the “OP Note”) plus 200,000 shares of New Common Stock. The principal amount of the OP Note is payable in equal quarterly installments commencing on October 2, 2004, with the final installment due on July 2, 2011. The OP Note bears interest on the principal amount at an annual rate equal to the 3-month LIBOR rate plus 475 basis points, and will be adjusted quarterly in accordance with the 3-month LIBOR rate in effect on each interest determination date. The OP Note is guaranteed by Holdings and Polar;

b.         DVB consented to (i) the stipulations and agreements contained in the stipulation under 11 U.S.C. § 1110 related to N409MC and (ii) the amendments to certain operative documents related to the transactions regarding N409MC;

c.         DVB, Atlas, and certain third parties dismissed the legal proceedings that were pending among them;

d.         Atlas released DVB from any claims it might have for the period before the closing of the purchase of the OP Interest (the “OP Closing”). DVB and Atlas released any claims (including tax indemnity claims) they may have against each other, their respective officers, directors, employees, attorneys, and representatives arising out of or in connection with (i) the purchase transaction other than the payment obligations evidenced by the OP Note and any sales or transfer taxes, which shall be Atlas’s responsibility; (ii) any prior Atlas payment default; and (iii) any prior acts or omissions of Atlas or DVB or their respective officers, directors, employees, attorneys, and representatives ;

e.         DVB was allowed as a Class Atlas - 4.1 General Unsecured Claim under the Plan of Reorganization in the amount of $16,802,557.42 on account of the DVB Claim.

As contemplated under the DVB Term Sheet, holders of the majority of Senior Notes purchased the OP Note and the 200,000 shares from DVB for $9,000,000 in cash. This sale of the OP Note and the shares to third parties was concluded as part of the transactions that closed at the OP Closing.

		Fair Value of the
Aircraft Tail		Debt at Date of
Number	Description	Modification

N409MC	EETC Note A	$51,528
	EETC Note B	7,833
	EETC Note C	2,147

	Total	$61,508

1999 EETCs

The owner participant with respect to one of the aircraft leased in the 1999 EETC transaction (tail number N496MC) liquidated the $26.0 million guaranteed investment contact that was collateral for the financing in August 2003. Subsequently, on January 30, 2004 the owner participant transferred its owner participant interest to Bankers Commercial Corporation (“BCC”). At the same time, Atlas acquired an option (which was subsequently exercised in August, 2004) to purchase the owner participant interest from BCC at any time prior to December 31, 2007, subject to earlier termination. In connection with that option transaction, BCC agreed to support and consent to the restructuring contemplated by the EETC Restructuring Agreement relating to the 1999 EETC transaction and incorporated by reference certain provisions of the OP Term Sheet. The changes to the owner participant described above resulted in Atlas effectively acquiring the aircraft on January 30, 2004 with the asset and related liabilities being recorded on the balance sheet at their respective fair values. In connection with this financing, the Company has a blended effective interest rate of 13.94%. According to the terms of the equipment notes, principal payments vary and are payable monthly through 2020. The table below summarizes the fair market value of the obligations recorded for the aircraft at January 30, 2004:

		Fair Value of the
Aircraft Tail		Debt at Date of
Number	Description	Modification

N496MC	EETC Note A	$50,054
	EETC Note B	9,429
	EETC Note C	5,562

	Total	$65,045

1998 EETCs

Pursuant to the Plan of Reorganization, as of January 30, 2004, FINOVA Capital Corporation (“FINOVA”), the owner participant with respect to two leased aircraft in the 1998 EETC transaction, sold its owner participant interests in such aircraft to Atlas for $5.0 million each, payable in installments over a ten year term commencing in 2007, (the “Atlas OP Note”). In connection with this transaction, FINOVA agreed to support and consent to the restructuring contemplated by the EETC Restructuring Agreement relating to the 1998 EETC transaction (relating to aircraft tail numbers N491MC and NM493MC). The changes to the owner participant described above resulted in both aircraft being effectively acquired by Atlas on January 30, 2004 with the asset and related liabilities being recorded on the balance sheet at their respective fair values. The Company has a blended effective interest rate of 13.89% for aircraft tail number N491MC and according to the terms of the equipment notes, principal payments vary and are payable monthly through 2020. The Company has a blended effective interest rate of 13.72% for aircraft tail number N493MC and according to the terms of the equipment notes, principal payments vary and are payable monthly through 2019. The table below summarizes the fair market value of the obligations recorded for both aircraft at January 30, 2004:

		Fair Value of the
Aircraft Tail		Debt at Date of
Number	Description	Modification

N491MC	EETC Note A	$49,465
	EETC Note B	10,195
	EETC Note C	5,625
	Atlas OP Note	5,000

	Total	$70,285

N493MC	EETC Note A	$49,626
	EETC Note B	10,200
	EETC Note C	4,706
	Atlas OP Note	5,000

	Total	$69,532

Capital Leases

Capital lease obligations with an aggregate net present value of $40.5 million and $52.3 million were outstanding at June 30, 2004 and December 31, 2003, respectively. Payments are due monthly through 2009. The underlying assets related to capital lease obligations as of December 31, 2003 were five aircraft and a flight simulator. The aircraft tail numbers are N508MC, N516MC, N518MC, N920FT and N924FT. During the six month period ended June 30, 2004, N924FT was rejected in bankruptcy. During 2004, the capital leases for tail numbers N508MC and N516MC were amended.

Other Debt

Other debt consists of various term loans aggregating $14.3 million and $47.8 million as of June 30, 2004 and December 31, 2003, respectively. Other debt was secured separately by aircraft tail numbers N535MC, N354MC and N537MC at December 31, 2003. During the three month period ended March 31, 2004, N535MC and N354MC were rejected in bankruptcy. The debt secured by tail number N537MC was amended on March 20, 2003 to extend the loan term to June 30, 2006. All previous defaults on the loan were waived at such time. Both Atlas and Polar signed guaranty agreements on July 27, 2004. Also included in other debt are the two Atlas OP notes for $10.0 million discussed above.

DIP Financing Facility

With respect to post-bankruptcy petition financing, the Company had obtained $50.0 million of DIP financing from CIT Group/Business Credit, Inc. and Abelco Finance LLC, an affiliate of Cerberus Capital Management, LLP (together, the “DIP Lenders”). The DIP financing facility was structured as an $18.0 million term loan facility and a $32.0 million revolving credit facility. The Company borrowed the $18.0 million term loan but did not draw down under the $32.0 million revolver. The term loan had a maturity date of the earlier of September 25, 2005 or the confirmation of the Plan of Reorganization and to the extent amounts were drawn upon bore interest at the rate of the higher of either (i) the DIP Lenders prime rate plus 6.5%, or (ii) 10.5% . The revolver had a maturity date of the earlier of September 25, 2005 or the confirmation of the Plan of Reorganization and to the extent amounts were drawn upon as (a) a prime borrowing bore interest at the rate of the higher of either (i) the DIP Lenders prime rate plus 2.25%, or (ii)

6.25%, or (b) a LIBOR borrowing bore interest at the rate of the higher of either (i) LIBOR plus 3.75%, or (ii) 5.75% . The Company paid fees of $2.5 million in connection with the draw against the term loan.

The term loan was repaid and the commitments under the DIP financing facility were terminated on July 27, 2004.

Revolving Credit Facility

On November 30, 2004, the Borrowers and Guarantors entered into the Revolving Credit Facility. The Revolving Credit Facility provides the Borrowers with revolving loans of up to $60 million, including up to $10 million of letter of credit accommodations. Availability under the Revolving Credit Facility will be based on a borrowing base, which will be calculated as a percentage of certain eligible accounts receivable. The Revolving Credit Facility has an initial four-year term after which the parties can agree to enter into additional one-year renewal periods.

Borrowings under the Revolving Credit Facility bear interest at varying rates based on either the prime rate of Wachovia Bank, National Association (the “Prime Rate”), or the rate of deposits of US dollars in the London interbank market (the “Adjusted Eurodollar Rate”). Interest on outstanding borrowings is determined by adding a margin to either the Prime Rate or the Adjusted Eurodollar Rate, as applicable, in effect at the interest calculation date. The margins are arranged in three pricing levels, based on the excess availability under the Revolving Credit Facility, that range from .25% below to .75% above the Prime Rate and 1.75% to 2.75% above the Adjusted Eurodollar Rate.

The obligations under the Revolving Credit Facility are secured by each Borrower’s and Guarantor’s present and future assets and all products and proceeds thereof other than (i) real property, (ii) aircraft, flight simulators, spare aircraft engines and related assets that are subject to security interests of other creditors and (iii) some or all of the capital stock of certain of Holdings’ subsidiaries.

The Revolving Credit Facility contains usual and customary covenants for transactions of this kind. At December 31, 2004, the Company had $29.6 million available for borrowing under the Revolving Credit Facility. No borrowings have been incurred to date.

The following table summarizes the contractual maturities of the Company’s debt obligations reflecting the terms that were in effect as of June 30, 2004 (in thousands):

Years Ending December 31,
2004	$33,609
2005	181,350
2006	197,203
2007	56,405
2008	223,355
Thereafter	431,255

$1,123,177

6.        Leases

The Company’s restructuring efforts in 2003 resulted in new agreements with most of its aircraft lessors. In certain cases, such negotiations led to the extension of the lease term and in others the lease term remained the same. In most cases, the revised terms reduced the total future obligation under the lease, in some cases substantially. (See Notes 2 and 3.)

Aircraft/Real Estate Capital and Operating Leases

During 2003 and as more fully described in Note 2, as part of a comprehensive restructuring of the Company’s debt and lease obligations, the Company initiated a moratorium on substantially all of its debt and lease payments. As provided under Section 365 of the Bankruptcy Code, the Company was allowed to assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft and aircraft engines, subject to the approval of the Bankruptcy Court and certain other conditions.

As previously noted, the Company has accounted for the revised lease agreements upon reaching a binding term sheet, not withstanding the fact that certain of these revised agreements only became legally binding upon the effective date or, in certain cases, subsequent thereto.

At June 30, 2004, twenty-one of the forty-five aircraft registered to the Company were leased, of which four were capitalized leases and seventeen were operating leases with initial lease term expiration dates ranging from 2004 to 2025.

The following table summarizes the minimum annual rental commitments as of the periods indicated under capital leases and non-cancelable aircraft, real estate and other operating leases with initial or remaining terms of more than one year, reflecting the terms that were in effect as of June 30, 2004 (in thousands):

		Aircraft	Other
	Capital	Operating	Operating
Years Ending December 31,	Leases	Leases	Leases	Total Leases

2004	$7,665	$64,251	$4,389	$76,306
2005	11,615	139,797	7,482	158,894
2006	11,850	128,052	5,644	145,546
2007	12,000	128,052	4,810	144,862
2008	12,000	143,445	4,578	160,023
Thereafter	10,000	2,048,156	13,299	2,071,455

Total minimum lease payments	$65,130	$2,651,753	$40,202	$2,757,086

Less amounts representing interest	$24,598

Present value of future minimum
capital lease payments	$40,533

The effective interest rates on the capitalized leases for aircraft tail numbers N508MC, N516MC, N518MC and N920FT are 13.9%, 11.6%, 37.4% and 18.76%, respectively.

In addition to the above commitments, the Company leases engines under short-term lease agreements on an as needed basis.

7.        Related Party Transactions

All of the non-employee directors of the Company, namely Brian H. Rowe, Lawrence W. Clarkson, Richard A. Galbraith, Joseph J. Steuert, Stephen A. Greene, John S. Blue and Linda Chowdry, who served on the Company’s Board prior to July 27, 2004, resigned from the Board at or prior to the Effective Date. The Company was party to two separate consulting agreements with one of these former directors, Joseph J Steuert, who is chairman and chief executive officer of The Transportation Group, an investment bank focused on the aviation industry. Effective March 1, 2003, the Company entered into a consultancy agreement (“first agreement”), whereby the director agreed to provide the Company with consultancy services in connection with the restructuring of financial obligations with its debt holders and aircraft lessors. Pursuant to the terms of the first agreement, the Company was required to pay a monthly fee of

$95,000, as well as a success fee in the amount not less than $500,000 nor more than $800,000, which amount was determined at the sole discretion of the Company’s Board of Directors. The first agreement had a four-month term and was automatically renewable for additional one-month terms unless either party provided notice of non-renewal of the first agreement by the 20th day of the preceding month. The Company incurred consulting fees and expenses to this director of zero and $0.3 million, for the three month periods ended June 30, 2004 and 2003, respectively, and $0.8 million and $0.4 million for the six month periods ending June 30, 2004 and 2003, respectively. The agreement was rejected in bankruptcy and the Company is no longer subject to the agreement or the agreement’s automatic renewal.

Effective October 1, 2003, the Company entered into a second consultancy agreement (“second agreement”), whereby such director agreed to provide the Company with consultancy services in connection with the arrangement of investments in the Company’s equity or convertible debt securities (collectively, “Equity Investment”) in conjunction with the restructuring of its debt and lease obligations. Pursuant to the terms of the second agreement, the Company was required to pay a success fee of 0.75% of the funded amount of each consummated Equity Investment regardless of whether the investors for the Equity Investments were introduced by the director to the transaction. The second agreement had an initial term expiring upon the later of February 1, 2004 or the date of confirmation of the Company’s Plan of Reorganization. The second agreement was terminated on January 29, 2004 and the Company did not incur any consulting fees under the second agreement.

Another former director of the Company, Stephen A. Greene, is a partner in a law firm, Cahill, Gordon and Reindel, that acted as outside counsel to the Company. The Company paid legal fees and expenses to this law firm of $1.1 million and $2.0 million for the three month periods ending June 30, 2004 and 2003, respectively, and $1.6 million and $2.7 million for the six month periods ending June 30, 2004 and 2003, respectively.

Effective July 27, 2004, the Company elected a new Board of Directors. The new Board includes James S. Gilmore III, a non-employee director of the Company, who is a partner at the law firm of Kelley Drye & Warren, LLP, current outside counsel to the Company, and Robert F. Agnew, also a non-employee director of the Company, who is an executive officer of Morten Beyer & Agnew, a consulting firm with which the Company transacts business. Neither Mr. Gilmore nor Mr. Agnew serves on the Audit and Governance Committee of the Board of Directors.

The Company dry leases three owned aircraft to a company in which we own a minority investment as of June 30, 2004. The investment is accounted for under the equity method. The leases have terms that mature at various dates through July of 2007 and contain options for renewal by the lessor. The leases provide for payment of rent and a provision for maintenance costs associated with the aircraft. Total rental income for the three aircraft was $10.8 million and $9.0 million for the three month periods ended June 30, 2004 and 2003, respectively, and $21.7 million and $14.7 million for the six month periods ended June 30, 2004 and 2003, respectively.

8.        Segment Reporting

The Company has four reportable segments: Scheduled service, Charter service, ACMI lease contract, and AMC charter. All reportable segments are engaged in the business of transporting cargo, but have different operating and economic characteristics which are separately reviewed by the Company’s management. The Company evaluates performance and allocates resources to its segments based upon operating income (loss), excluding reorganization costs and related professional fees, interest expense and interest income, other income (loss), and taxes (“EBIT”). Management views EBIT as the best measure to analyze the profitability and contribution to net income or loss of the Company’s individual segments. The table provided at the end of this note shows EBIT by segment and reconciles it to loss before income tax expense as required pursuant to Item 10(e) of Regulation S-K.

The Scheduled service segment involves time definite airport-to-airport scheduled airfreight and available on-forwarding services provided primarily to freight forwarding customers. In transporting cargo in this way, the Company carries all of the commercial revenue risk (yields and cargo loads) and bears all of the direct costs of operation, including fuel. Distribution costs include direct sales costs through the Company’s own sales force and through commissions paid to general sales agents. Commission rates are typically between 2.5% and 5% of revenue sold. Scheduled service is highly seasonal, with peak demand coinciding with the retail holiday season, which traditionally begins in September and lasts through mid December.

The Charter service segment involves providing full-planeload airfreight capacity on one or multiple flights to freight forwarders, airlines and other air cargo customers. Charters typically are contracted in advance of the flight, and as with Scheduled service, the Company bears the direct operating costs (except as otherwise defined in the charter contracts).

The ACMI lease segment involves the provision of aircraft, crew, maintenance and insurance services whereby customers receive use of an aircraft and crew for a guaranteed monthly level of operation at a predetermined rate for defined periods of time. The customer bears the commercial revenue risk and the obligation for other direct operating costs, including fuel.

The AMC charter segment involves providing full-planeload charter flights to the United States Military through the AMC. The AMC charter business is similar to the commercial charter business in that the Company is responsible for the direct operating costs of the aircraft. However, in the case of AMC flying, the price of fuel used during AMC flights is fixed by the military. The contracted charter rates (per mile) and fuel prices (per gallon) are established and fixed by the AMC for twelve-month periods running from October through September each year. The AMC buys capacity on a fixed basis annually and on an ad hoc basis continuously. The Company competes for this business through a teaming arrangement devised for the allocation of AMC flying among competing carriers. There are two groups of carriers or teams that compete for the business. The Company is a member of the team led by FEDEX, Inc. The Company pays a commission to FEDEX, Inc. based upon the revenues it receives under such contracts.

The following table sets forth revenues, EBIT, operating income (loss) and loss before income tax expense for the Company’s four reportable segments for the three and six month periods ending June 30, 2004 and 2003 (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenues:
Scheduled service	$155,491	$118,268	$300,559	$221,100
Charter service	8,254	12,816	13,852	32,332
ACMI lease contracts	84,871	70,320	168,101	137,403
AMC charter	78,069	118,841	131,182	258,120
Other	11,623	6,159	22,069	22,574

Total operating revenues	$338,308	$326,404	$635,763	$671,529

EBIT:
Scheduled service	$(19,150)	$(13,580)	$(35,674)	$(38,836)
Charter service	(32)	(387)	(1,500)	1,167
ACMI lease contracts	4,144	(1,062)	(1,525)	(8,540)
AMC charter	14,122	21,073	20,036	48,494

Total EBIT	(916)	6,043	(18,663)	2,285

Unallocated other	9,120	(3,390)	14,443	(8,774)
Pre-petition reorganization costs	-	(12,091)	(9,439)	(21,588)

Operating income (loss)	8,204	(9,438)	(13,658)	(28,077)

Interest income	(280)	(1,154)	(470)	(2,162)
Interest expense	19,563	22,049	43,131	41,466
Other, net	961	1,013	992	1,856
Reorganization costs	39,388	-	51,580	-

Loss before income tax expense	$(51,428)	$(31,346)	$(108,891)	$(69,237)

9.        Commitments and Contingencies

Aircraft Purchase Commitments

Under the terms of the October 2000 purchase agreement between Boeing and Atlas, one remaining Boeing 747-400 freighter aircraft was to be delivered to the Company in October 2003. In February 2003, Atlas and Boeing reached a Supplemental Agreement (the “Supplemental Agreement”) to defer the delivery date of the remaining aircraft to October 2006. As part of the Supplemental Agreement, approximately $2.9 million of purchase deposits on this aircraft were applied as a slide fee for deferring the delivery and expensed in 2003. The remaining $0.5 million of purchase deposits made as of December 31, 2003 were to be applied to a new deferred advance payment schedule on the aircraft. The Company has rejected the agreement with Boeing with respect to delivery of the aircraft and has restructured its financial arrangement on remaining deposits for future services.

Guarantees and Indemnifications

General

In the ordinary course of business, the Company enters into numerous real estate leasing and aircraft financing arrangements that have various guarantees included in the contracts. These guarantees are primarily in the form of indemnities. In both leasing and financing transactions, the Company typically indemnifies the lessors, and any financing parties against tort liabilities that arise out of the use, occupancy, manufacture, design, operation or maintenance of the leased premises or financed aircraft, regardless of whether these liabilities (or taxes) relate to the negligence of the indemnified parties. Currently, the Company believes that any future payments required under these guarantees or indemnities would be immaterial, as most tort liabilities and related indemnities are covered by insurance (subject to deductibles). Additionally, certain leased premises such as maintenance and storage facilities include indemnities of such parties for any environmental liability that may arise out of or relate to the use of the leased premise. The Company also provides standard indemnification agreements to officers and directors in the ordinary course of business.

Financings and Guarantees

The Company’s loan agreements and other LIBOR-based financing transactions (including certain leveraged aircraft leases) generally obligate the Company to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with, or credit extended by such lender related to the loan, (ii) any tax, duty, or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, the Company’s loan agreements, derivative transactions and other financing arrangements typically contain a withholding tax provision that requires the Company to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law.

These increased costs and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation in the maximum additional amount the Company could be required to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

EETC Debt

In 1998, 1999 and 2000, the Company financed the acquisition of certain owned aircraft pursuant to equipment notes and the leasing of other aircraft pursuant to operating leases under three separate EETC transactions. See Note 5 for additional discussion of these matters. A portion of these proceeds are direct obligations of the Company and are recognized in the balance sheets, while certain proceeds were placed in trusts not owned or affiliated with us.

Letters of Credit

The Company has $1.9 million of restricted cash pledged under standby letters of credit related to collateral for items, including but not limited to, surety and customs bonds and airfield privileges at June 30, 2004. This amount is included in Deposits and other assets in the balance sheets. The standby letters of credit expire in 2005 and are renewable on an annual basis.

Labor

The Airline Pilots Association (“ALPA”) represents all of the Company’s U.S. pilots (“U.S. Pilots”) at both Atlas and Polar. Collectively, these employees represent approximately 50% of the Company’s workforce as of June 30, 2004. Polar’s collective bargaining agreement with ALPA became amendable in May 2003, and the Company cannot accurately predict the outcome of any negotiations with ALPA. Negotiations since July, 2003 have been under the direction of a mediator appointed by the National Mediation Board. Although the Company has never had a work interruption or stoppage and believes its relations with its pilots are generally good, the Company is subject to risks of work interruption or stoppage and may incur additional administrative expenses associated with union representation of its employees. If the Company is unable to reach agreement with its pilots on the terms of Polar’s collective bargaining agreement, or if Atlas were unable to negotiate future contracts with its pilots, the Company may be subject to work interruptions or stoppages.

In November 2004, in order to increase efficiency and assist in controlling certain costs, the Company initiated steps to combine the ALPA represented bargaining units of Atlas and Polar. Any such combination will be in accordance with the terms and conditions of Atlas’s and Polar’s collective bargaining agreements, which agreements provide for a seniority integration process and the negotiation of a single collective bargaining agreement. Given the Company’s decision to integrate the two crewmember workforces, no negotiation sessions between the Polar and ALPA are currently scheduled by the mediator.

Legal Proceedings

In re: Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp. I and Atlas Worldwide Aviation Logistics, Inc.

As discussed above in Note 2, on the Bankruptcy Petition Date, Holdings, Atlas, Polar and two other wholly owned subsidiaries filed voluntary bankruptcy petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 cases were jointly administered under the caption “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc. Airline Acquisition Corp. I, and Atlas Worldwide Aviation Logistics, Inc., Case No. 04-10792.” As of the Bankruptcy Petition Date, virtually all pending litigation (including most of the actions described below) were stayed, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, was able to take any action to recover on pre-petition claims against the Company. Pursuant to a global settlement that resolved differences between the two Creditors' Committees and the Company regarding the Company's initial Plan of Reorganization filed on April 19, 2004, all litigation between the parties named above was abated pending final documentation of the settlement terms and submission of a revised Disclosure Statement and the second amended. On July 16, 2004, the Bankruptcy Court entered the Order Confirming the Final Modified Second Amended Joint Plan of Reorganization of the Debtors, and the Company emerged from the bankruptcy proceedings on the Effective Date after the Bankruptcy Court and a majority of the holders of claims that voted approved the Plan of Reorganization.

Shareholder Litigation

Shareholder Derivative Actions

On October 25, 2002 and November 12, 2002, shareholders of Holdings filed two separate derivative actions on behalf of Holdings against various former officers and former members of the Company’s Board of Directors in the Supreme Court of New York, Westchester County. Both derivative actions charge that members of the Board of Directors violated: (1) their fiduciary duties of loyalty and good faith, (2) generally accepted accounting principles, and (3) the Company’s Audit Committee Charter by failing to implement and maintain an adequate internal accounting control system. Furthermore, the actions allege that a certain named director breached her fiduciary duties of loyalty and good faith by using material non-public information to sell shares of the Company’s common stock at artificially inflated prices. On February 3, 2004, Holdings provided notice of its January 30, 2004 bankruptcy filing to the court hearing the consolidated action. Because these derivative actions are property of the Company’s estate at the time of filing bankruptcy, all proceedings were stayed during the bankruptcy case. Under the Plan of Reorganization, Holdings became the holder of these claims and will decide whether to pursue some or all of the derivative claims against former officers and directors.

Securities Class Action Complaints

Seven putative class action complaints have been filed against Holdings and several of its former officers and former directors in the United States District Court for the Southern District of New York. The seven class actions were filed on behalf of purchasers of the Company’s publicly traded common stock during the period April 18, 2000 through October 15, 2002. These class actions alleged, among other things, that during the time period asserted, Holdings and the individual defendants knowingly issued materially false and misleading statements to the market in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The class actions included claims under the Securities Act of 1933 on behalf of purchasers of common stock issued by Holdings in a September 2000 secondary public offering pursuant to, or traceable to, a prospectus supplement dated September 14, 2000 and filed with the SEC on September 18, 2000 (the “September Secondary Offering”). The complaints sought unspecified compensatory damages and other relief. On May 19, 2003, these seven class actions were consolidated into one proceeding. A lead plaintiff and a lead counsel were appointed by that court.

Plaintiffs filed a single consolidated amended class action complaint in August 2003. Before any response thereto was made by any defendant, plaintiffs filed a second consolidated amended class action complaint in October 2003. The second consolidated amended class action complaint in October 2003 supersedes and replaces all prior complaints, and alleges: (i) violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against Holdings and six of its current or former officers or directors on behalf of all persons who purchased or otherwise acquired the common stock of Holdings between April 18, 2000 and October 15, 2002, inclusive, and (ii) violation of Sections 11 and 15 of the Securities Act of 1933 against Holdings, four of its former officers or directors and Morgan Stanley Dean Witter on behalf of all persons who purchased or otherwise acquired Atlas common stock issued in the September Secondary Offering. Each defendant moved to dismiss the second consolidated amended class action complaint on or about

December 17, 2003. On February 3, 2004, Holdings notified the court hearing the consolidated action of the Company’s January 30, 2004 bankruptcy filing staying the litigation against Holdings.

Initial disclosures have been filed by all parties and discovery has commenced. The parties are currently negotiating a stay of discovery in contemplation of a mediation of plaintiffs’ claims. Since confirmation of the Plan of Reorganization, the Bankruptcy Court has entered an order subordinating claims arising from these class action proceedings to general unsecured claims. The Plan of Reorganization provides that subordinated claims receive no distribution.

SEC Investigation

On October 17, 2002, the SEC commenced an investigation arising out of the Company’s October 16, 2002 announcement that it would restate its 2000 and 2001 financial statements. In October 2002, the Company’s board of directors appointed a special committee which in turn retained the law firm of Skadden, Arps, Slate, Meagher and Flom, LLP (“Skadden”) for the purpose of performing an internal review concerning re-audit issues and assisting Holdings in its cooperation with the SEC investigation. A Formal Order of Investigation was subsequently issued authorizing the SEC to take evidence in connection with its investigation. The SEC has served several subpoenas on Holdings requiring the production of documents and witness testimony, and the Company has been fully cooperating with the SEC throughout the investigation.

On October 28, 2004, the SEC issued a Wells Notice to Holdings indicating that the SEC staff is considering recomending to the SEC that it bring a civil action against Holdings alleging that it violated certain financial reporting provisions of the federal securities laws from 1999 to 2002. In addition, the SEC has filed one or more proofs of claim in the Chapter 11 Cases. Holdings is currently engaging in discussions with the SEC regarding the Wells Notice and the possible resolution of this matter, and will continue to cooperate fully with the SEC in respect of its investigation. (See Note 3.)

Other Litigation

Wells Fargo, which leased a Boeing 747-200 aircraft (tail number N806FT) to Polar, brought an action in the United Kingdom against Polar for its alleged failure to return the aircraft in compliance with return conditions as set forth in the lease. Wells Fargo sought monetary damages, including double rent and the cost of maintenance to restore the aircraft to comply with the specified return conditions. The parties have reached a settlement of this action in the amount of $5.5 million and accordingly, this amount has been accrued as of June 30, 2004.

Miami-Dade County is currently investigating and remediating various environmental conditions at the Miami International Airport. The remediation is funded through landing fees and various cost recovery methods. A lawsuit has been initiated naming approximately 17 defendants with another 243, including Atlas, being named potentially responsible parties. Miami-Dade County is attempting to recover its past and future costs relating to the investigation and remediation of soil and groundwater contamination at Miami International Airport. Because the extent and cost of the remedial actions is unknown, Atlas’s portion of the cleanup costs cannot be reasonably estimated. The proportion of the cost that will ultimately be recovered from other potentially responsible parties who have had longer and more substantial operations at Miami International Airport is such that Atlas’s portion is not expected to have a material adverse effect on Atlas’ financial condition, results of operations and liquidity.

On June 4, 2003, the Occupational Safety and Health Administration (“OSHA”) received a notice from Cargo Airport Services of possible health hazards at space leased by Polar at John F. Kennedy International Airport (John F. Kennedy Airport, Cargo Building 87, the “PAC Warehouse”). OSHA subsequently provided notice of these alleged health hazards to Polar (the “OSHA Letter”) requiring Polar to immediately investigate the alleged conditions and make all necessary modifications and/or corrections or risk citation and penalty. The alleged violation stemmed from roof repairs being performed at the PAC Warehouse. Prior to performing the roof repairs, tests were performed revealing the presence of “non-friable” asbestos. The required notifications of asbestos presence were made to the appropriate entities. Specialty contractors and subcontractors were hired and appropriate regulations were observed. During the repair process, nuisance dust filtered into the PAC Warehouse area; however, substantially all asbestos had already been removed from the PAC Warehouse and any remaining asbestos material was not near the roofing demolition project that generated the dust. On June 9, 2003, Polar responded to Cargo Airport Services’ complaint to OSHA in a letter detailing these events. OSHA has not assessed a penalty, issued a citation against Polar or taken any further action on this matter.

On August 7, 2001, Atlas sued Southern Air, Inc. and Hernan Galindo in Miami-Dade County Circuit Court seeking damages in excess of $13.0 million. This complaint alleges, among other things, the defendants engaged in unfair competition and conspiracy, and committed tortious interference with Atlas contracts and/ or business relationships with Aerofloral, Inc. Atlas subsequently filed a second amended complaint joining additional defendants James K. Neff, Randall P. Fiorenza, Jay Holdings LLC, and EFF Holdings LLC, on the same legal theories asserted in the original complaint. On November 15, 2002, Southern Air, Inc. filed a bankruptcy petition for relief under Chapter 11 of the Bankruptcy Code, and thus, the lawsuit has been stayed against Southern Air, Inc. The Miami-Dade County Circuit Court, however, denied the other defendants’ motions to dismiss, and all have answered the second amended complaint denying any liability to Atlas. Southern Air, Inc. has filed a counterclaim against Atlas and a third party complaint against Holdings. The counterclaim and third party complaint allege, among other things, that Atlas and Holdings are alter egos of each other and committed various torts against Southern Air, Inc., including tortious interference with contract and with advantageous business relationships, unfair competition, conspiracy, and other anti-competitive acts in violation of Florida law. Atlas and Holdings both believe the counterclaim and third party complaint have no merit and intend to vigorously defend against these actions. In response to Southern Air, Inc.’s motion the Bankruptcy Court approved an Agreed Order on April 21, 2004, that lifts its stay with respect to these claims, and the litigation will proceed accordingly.

ALPA filed a labor grievance against Polar challenging the permissibility under the Polar-ALPA collective bargaining agreement of certain wet lease flying performed by Atlas on behalf of Polar. This matter was presented to an arbitrator in February 2004 before the Polar Air Cargo, Inc. Crewmembers’ System Board of Adjustment (“SBA”). A preliminary decision was issued by the arbitrator denying ALPA’s grievance. ALPA requested an executive session of the SBA to challenge the arbitrator’s preliminary decision. A final decision was issued by the arbitrator on June 5, 2004, denying the grievance.

There were contested matters and legal proceedings between the Company and the Polar Creditors’ Committee in the Company’s Bankruptcy Case. By stipulation approved by the Bankruptcy Court, the Debtors assigned to such committee the authority to pursue all actions on Polar's behalf necessary to the resolution of the inter-company claims scheduled by the Debtors as owing by Polar to Atlas and by Atlas to Polar, and the Atlas Committee has been similarly authorized to represent the interests of Atlas. The Debtors' Schedules of Assets and Liabilities, as amended, list claims asserted by Atlas against Polar of approximately $188 million and claims asserted by Polar against Atlas of approximately $52 million. On May 7, 2004, the Polar Creditors’ Committee filed its Objection to Claim and Complaint for Avoidance and Recovery of Preferential Transfer, Avoidance and Recovery of Fraudulent Transfers and Obligations, Equitable Subordination of Claim, and Re-characterization of Claim (collectively the “Polar Committee Claim Objection”). The validity and allowance of the inter-company claims and the Polar Creditors’ Committee claim objection were rendered moot by the global settlement reached among the Debtors, the Atlas Committee and the Polar Creditors’ Committee and approved by the Bankruptcy Court (with the exception of certain inter-company claims purportedly transferred as collateral to certain aircraft lenders and lessors). Under the Plan of Reorganization all inter-company claims among the Debtors are eliminated, except that certain inter-company claims asserted by Atlas against Polar were alleged by certain lenders and lessors to be excluded from this release. The Debtors are also currently litigating with East Trust Sub 12 (an affiliate of GATX) and Goldman Sachs Credit Partners L.P. (successor in interest to Bank One

Leasing) concerning the entitlement to inter-company claims against Polar that were allegedly released under the global settlement.

In addition to the proofs of claim filed by the IRS as described in Note 3, incident to administering the Company’s bankruptcy estates, the Company is currently reconciling the proofs of claim filed in the bankruptcy. As part of this reconciliation process, the Company has objected to a multitude of claims, which will result in litigation between the Company and the various claimants that will be resolved by the Bankruptcy Court. A number of these claims, if resolved against the Company, could require significant cash payments or could require the Company to fund additional cash into the trust established for Polar’s creditors. Except for the IRS claims, described in Note 3, the Company does not believe that any one of these claims, if resolved against the Company, will, individually, have a material adverse effect on the Company’s business. However, if a number of these claims are resolved against the Company, they could, in the aggregate, have a material adverse effect on the Company’s business.

As of January 31, 2005, the Company had reviewed over 3,200 scheduled and filed claims aggregating approximately $7.6 billion. Other than the claims against Polar, as of January 31, 2005, a maximum of $1.5 billion of claims could potentially be allowed, with claims of $523.4 million allowed to date, and claims of $929.5 million remaining unresolved; however, this figure has been, and continues to be, reduced by virtue of the ongoing claims reconciliation process. The Company anticipates the range of allowed claims at Atlas to be from $625 to $725 million. Allowed claims in excess of this estimate may be material to future Financial Statements and may have a material adverse effect on our financial condition.

The Company has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes that the ultimate disposition of these contingencies with the exception of those noted above is not expected to materially affect the Company’s consolidated financial condition, results of operations and liquidity.

10.        Loss Per Share and Number of Common Shares Outstanding

Basic loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period. Diluted loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common securities consist of 1.8 million and 2.9 million stock options outstanding, for the three and six month periods ending June 30, 2004 and 2003, respectively. The impact of these potentially dilutive securities would be anti-dilutive and is not included in the diluted loss per share calculation.

The calculations of basic and diluted loss per share for the three and six month periods ending June 30, 2004 and 2003 are as follows: (in thousands, except per share data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Numerator:
Net loss	$(51,428)	$(31,346)	$(110,008)	$(69,237)

Denominator – basic and diluted shares:
Weighted average common shares
outstanding	38,378	38,357	38,378	38,344

Basic and diluted loss per share	$(1.34)	$(0.82)	$(2.87)	$(1.81)

As previously described, “old” equity interests will receive no distribution under the Plan of Reorganization and, therefore, were effectively cancelled. “New” equity, in the form of New Common Stock, has been and will be issued to creditors. The following table shows the pro forma calculations of basic and diluted loss per share for the three and six month periods ending June 30, 2004 and 2003 for the number of shares issued and to be issued as a result the Company’s emergence from bankruptcy: (in thousands, except per share data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Numerator:
Net loss	$(51,428)	$(31,346)	$(110,008)	$(69,237)

Denominator – basic and diluted shares:
Weighted average common shares
outstanding	20,212	20,212	20,212	20,212

Pro forma basic and diluted loss per share:	$(2.54)	$(1.55)	$(5.44)	$(3.43)

The above table includes 11,665 shares representing the vested portion of the restricted stock issued to outside directors pursuant to the Plan of Reorganization and excludes 493,945 shares of restricted stock issued to certain executives and outside directors, which have not yet vested. It also does not include 540,100 options issued as their impact would be anti-dilutive due to the losses recorded in each period.

11.        Fresh Start Accounting

The Company's emergence from bankruptcy on the Effective Date will result in a new reporting entity and adoption of fresh start accounting as of that date in accordance with SOP 90-7. The Financial Statements as of June 30, 2004 do not reflect any adjustments in the carrying value of assets or liabilities that will be recorded upon implementation of the Plan of Reorganization.

The following unaudited pro forma financial information reflects the implementation of the Plan of Reorganization as if it had been effective on June 30, 2004. Reorganization adjustments have been estimated in the pro forma financial information to reflect the discharge of debt and the adoption of fresh start reporting in accordance with SOP 90-7. The pro forma value allocated to the assets and liabilities of the Company in proportion to their relative fair values in a manner similar to SFAS No. 141 "Business Combinations".

Significant estimated reorganization adjustments in the Pro Forma Balance Sheet result primarily from:

(i)	a reduction in recorded value of flight and ground equipment carrying values;

(ii)	a reduction in recorded value of inventory carrying values;

(iii)	forgiveness of the Company's pre-petition debt and the other liabilities; and

(iv)	issuance of Holdings’ New Common Stock pursuant to the Plan of Reorganization;

These adjustments were based upon the preliminary work of the Company and financial consultants and also independent appraisals to determine the relative fair values of the Company's assets and liabilities. The allocation of the reorganization value to individual assets and liabilities will change based upon facts present at the actual effective date of the Plan of Reorganization and will result in differences to the fresh start adjustments and allocated values estimated in this pro forma information. The Company has engaged valuation consultants to review its valuation methodology and their work is ongoing.

Unaudited Pro Forma Balance Sheet (In millions)

		Forgiveness of
		Debt, Net of	Fair Market	Pro forma
	June 30,	Issuance of New	Value	June 30,
	2004	Equity	Adjustments	2004

Assets:
Current Assets:
Cash and cash equivalents	$158.3	$(20.6)	$-	$137.7
Restricted funds held in trust	-	40.0	-	40.0
Accounts receivable, net	134.5	-	(1.7)	132.8
Prepaid expenses and other current assets	40.0	-	(24.9)	15.1

Total Current Assets	332.8	19.4	(26.6)	325.6
Property and Equipment
Flight equipment	954.1	-	(313.2)	640.9
Ground property & equipment	39.7	-	(28.2)	11.5
Less Accumulated depreciation	(101.9)	-	101.9	-

Total Fixed Assets	891.9	-	(239.5)	652.4
Other Assets:
Intangibles	42.2	-	3.4	45.6
Deposits and other assets	194.8	-	(113.1)	81.7

Total Other Assets	237.0	-	(109.7)	127.3
Total Assets	$1,461.7	$19.4	$(375.8)	$1,105.3

Liabilities & Stockholders Equity (Deficit):
Current Liabilities:
Accounts payable	$32.8	$-	$-	$32.8
Accrued liabilities	178.9	42.3	-	221.2
Current portion of long term debt	685.7	(659.3)	-	26.4
Liabilities subject to compromise	596.2	(596.2)	-	-

Total Current Liabilities	1,493.6	(1,213.2)	-	280.4
Other Liabilities:
Long term debt, net of current maturities	-	632.9	(41.9)	591.0
Deferred gains	106.4	-	(106.4)	-

Total Liabilities	1,600.0	(580.3)	(148.3)	871.4

Stockholders Equity (Deficit):
Common stock and additional paid-in-capital	306.7	-	(306.7)	-
Common stock (new)	-	233.9	-	233.9
Accumulated deficit	(445.0)	365.8	79.2	-

Total Stockholders Equity (Deficit)	(138.3)	599.7	(227.5)	233.9
Total Liabilities & Stockholders Equity (Deficit)	$1,461.7	$19.4	$(375.8)	$1,105.3

Fresh Start Assumptions

The significant fresh-start reporting adjustments reflected in the pro forma balance sheet are summarized as follows:

  Aircraft Inventory, net of obsolescence: $9.0 million adjustment was made to revalue aircraft inventory based on estimated fair market value as it relates to the relative fleet type.

  Prepaid and Other Assets: $86.0 million was recorded as a revaluation of operating leases on aircraft, deposits and debt issuance costs.

  Fixed Assets: An adjustment to flight and ground equipment, $313.2 and $28.2 million respectively, was made to write-off gross fixed assets to their estimated fair market value, including a $101.9 million adjustment to accumulated depreciation.

  Liabilities Subject to Compromise: $596.2 million was recorded as forgiveness of debt to record the discharge of pre-petition accounts payable, accrued liabilities and short- and long-term debt.

  Long Term Debt: An adjustment of $41.9 million was made to adjust the carrying value of long-term debt to reflect fair market value.

  Deferred Credits and other Liabilities: Adjustments were made to record the impact of fresh-start reporting, including the revaluation of deferred gains and lease costs related to operating leases on aircraft.

  Total Stockholders Equity (Deficit): Adopting fresh-start reporting results in a new reporting entity with no retained earnings or deficit. As a result $306.7 million of paid-in-capital and $79.2 million of retained deficit was written off. All pre-existing common stock is also removed and replaced by the new equity structure.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our unaudited Financial Statements and notes thereto appearing in this report and our audited Consolidated Financial Statements and notes thereto for the fiscal year ended December 31, 2003 included as an Exhibit to our Current Report on Form 8-K filed with the SEC on July 23, 2004.

In this report, references to “we,” “our” and “us” are references to Atlas Air Worldwide Holdings, Inc. and its subsidiaries, as applicable.

Forward Looking Statements

This report may contain forward looking statements relating to future events and our future performance within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “will,” “may,” “plan,” “project,” “should,” “would,” “could,” “target,” “goal,” “expect,” “anticipate,” “intend,” “believe”, “estimate” or similar language. These forward looking statements are subject to management decisions and various assumptions, risks and uncertainties, including, but not limited to those described in this report under Risk Factors and Quantitative and Qualitative Disclosures about Market Risks and those detailed from time to time in our filings with the SEC. Actual results could differ materially from those anticipated in such forward-looking statements. All forward-looking statements included in this report are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statements. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

Background and Bankruptcy

The sustained weakness of both the United States and international economies that began in early 2001 and continued through the beginning of 2004, coupled with the lingering impact of the September 11, 2001 terrorist attacks, had a negative impact on both international trade demand and the airline industry, including the ACMI (defined in Note 1 to the Financial Statements) and air cargo Scheduled service markets that are vital to our results. Because of the resulting negative impact on our financial condition and as part of a comprehensive financial restructuring of our aircraft debt and lease obligations, among other things, we defaulted on our reporting covenants and payment obligations under all of our debt and lease arrangements. As a result, all debt outstanding had been reclassified as a current liability at June 30, 2004 and December 31, 2003.

In January 2003, we commenced our financial restructuring through negotiations with the lenders under the Aircraft Credit Facility and the AFL III Credit Facility regarding impending principal payments and covenant defaults, as well as the suspension of lease payments on six Boeing 747-200 aircraft. These negotiations were also held in conjunction with negotiations with certain other aircraft lessors to reduce or defer operating lease payments.

In March 2003, we implemented a moratorium on substantially all of our aircraft debt and lease payments to provide time to negotiate restructured agreements with our significant creditors and lessors. Subsequent to the implementation of this moratorium, we made payments on certain debt and lease obligations pursuant to forbearance agreements. However, despite the forbearance agreements, the continuation of the moratorium beyond what was permitted in the forbearance agreements resulted in additional events of default with respect to substantially all of our debt and lease agreements. These defaults allowed the parties to these arrangements to exercise certain rights and remedies, including the right to demand immediate payment of such obligations in full and the right to repossess certain assets, including all of our owned and leased aircraft.

In order to formalize our restructuring efforts, in March 2003 we embarked on a comprehensive operational and financial restructuring program that included the following key elements: (i) reorganizing the management team and management functions; (ii) enhancing profitability through operational restructuring initiatives, and (iii) reducing fixed financial costs through the restructuring of aircraft-related debt and lease obligations.

Through the course of 2003, new management refocused the commercial strategies of our key business segments, implemented operational cost saving initiatives and, with the assistance of our financial and legal advisors, negotiated with our secured aircraft creditors to reduce the rents and payments on our aircraft. These actions resulted in aggregate payment reductions on debt and lease obligations, including principal, interest and rent, of approximately $52 million in 2003, approximately $201 million in 2004 and approximately $250 million in each of 2005 and 2006.

On January 30, 2004 (the “Bankruptcy Petition Date”), Holdings, Atlas, Polar, Airline Acquisition Corp I (“Acquisition”) and Atlas Worldwide Aviation Logistics, Inc. (“Logistics,” and together with Holdings, Atlas, Polar and Acquisition, the “Debtors”), each filed voluntary bankruptcy petitions for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). The Bankruptcy Court jointly administered these cases as “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp I, and Atlas Worldwide Aviation Logistics, Inc., Case No. 04-10792” (collectively, the “Chapter 11 Cases”). During the course of the proceedings, the Debtors operated their respective businesses and managed their respective properties and assets as debtors-in-possession (“DIP”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. The Bankruptcy Court entered an order confirming the Final Modified Second Amended Joint Plan of Reorganization of the Debtors dated July 14, 2004 (the “Plan of Reorganization”) and the Debtors emerged from bankruptcy on July 27, 2004 (the “Effective Date”). The Financial Statements include data for all of our subsidiaries, including those that did not file for relief under Chapter 11, although such non-filing subsidiaries are not material to the Financial Statements.

On February 10, 2004, the United States Trustee for the Southern District of Florida appointed two official committees of unsecured creditors (together, the “Creditors' Committees”), one each for Atlas and Polar. The Creditors' Committees and their respective legal representatives had a right to be heard on all matters that came before the Bankruptcy Court concerning the Debtors’ reorganization. Pursuant to a global settlement between the Creditors’ Committees and the Debtors, all litigation between the Creditor’s Committees was abated pending final documentation of the settlement terms and submission of a revised Disclosure Statement and Plan of Reorganization. By virtue of the global settlement, the Creditors’ Committees supported confirmation of the Plan of Reorganization. On June 8, 2004, the Debtors’ original Disclosure Statement was approved by the Bankruptcy Court, thereby allowing the Debtors to solicit votes to accept the Plan of Reorganization. The Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective when the Company emerged from bankruptcy on the Effective Date.

As of January 31, 2005, we have reviewed over 3,200 scheduled and filed claims aggregating approximately $7.6 billion. Other than the claims against Polar, discussed below, as of January 31, 2005, a maximum of $1.5 billion of claims could potentially be allowed, with claims of $523.4 million allowed to date, and claims of $929.5 million remaining unresolved; however, this figure has been, and continues to be, reduced by virtue of the ongoing claims reconciliation process. We anticipate the range of allowed claims at Atlas to be from $625 to $725 million. Allowed claims in excess of this estimate may be material to future Financial Statements and may have a material adverse effect on our financial condition.

Pursuant to the Plan of Reorganization, the incumbent holders of outstanding equity of Holdings are to receive no distributions.

See Notes 2 and 3 to our Consolidated Financial Statements for more detailed information regarding our bankruptcy and reorganization.

Certain Terms

The following terms represent industry related items and statistics specific to the airline and cargo industry sectors. They are used by management for statistical analysis purposes to better evaluate and measure operating levels, results, productivity and efficiency.

Glossary

ATM	Available Ton Miles represent the maximum available tons (capacity) per actual miles flown. It is calculated by multiplying the available capacity (tonnage) of the aircraft against the miles flown by the aircraft.

Block Hours	The time interval between when an aircraft departs the terminal until it arrives at the destination terminal.

RATM	Revenue per Available Ton Mile represents the average revenue received per available ton mile flown. It is calculated by dividing operating revenues by ATMs.

Revenue Per
Block Hour	Calculated by dividing operating revenues by Block Hours.

RTM	Revenue Ton Mile, calculated by multiplying actual revenue tons carried against miles flown.

Load Factor	The average amount of weight flown per the maximum available capacity. It is calculated by dividing RTMs by ATMs.

Yield	The average amount a customer pays to fly one ton of cargo one mile. It is calculated by dividing operating revenues by RTMs.

A/B Checks	Low level maintenance checks performed on aircraft at an interval of approximately 400 to 1,100 flight hours.

C Checks	High level or “heavy” airframe maintenance checks which are more intensive in scope than an A/B Check and are generally performed on a 15 to 24 month interval.

D Checks	High level or “heavy” airframe maintenance checks which are the most intensive in scope and are generally performed on an interval of 5 to 10 years or 25,000 to
28,000 flight hours, whichever comes first.

Business Overview

Our principal business is the airport-to-airport transportation of heavy freight cargo. We have four primary lines of business, each constituting its own reportable segment. These segments are (i) ACMI (defined in Note 1 to the Financial Statements) lease contracts, (ii) Scheduled service, (iii) AMC (defined in Note 4 to the Financial Statements) charters and (iv) commercial charter. In addition, we occasionally “dry lease” aircraft to other airlines. We do not consider dry leasing a core line of business.

In our ACMI lease contract business, customers receive an aircraft which is crewed, maintained and insured by us in exchange for an agreed level of operation over a defined period of time. We are paid a defined hourly rate for the time the aircraft is operated. All other direct operating expenses of operation, such as aviation fuel, landing fees and ground handling costs, are absorbed by the customer, who also bears the commercial risk of load factor and yield. Our ACMI lease contracts historically have terms ranging from several months to five years. At June 30, 2004 the terms of our existing contract maturities profile ranged from 1 month to 4.75 years. Average length of remaining ACMI lease contracts was 22.7 months as of June 30, 2004. We measure the performance of our ACMI lease contract business in terms of revenue per block hour and EBIT (defined as operating income (loss), excluding reorganization costs and related professional fees, interest expense and interest income, other income (loss), and taxes (“EBIT”) and used to analyze the profitability and contribution to net income or loss of our individual business segments).

We operate our Scheduled services business primarily through Polar. We operate airport-to-airport specific routes on a specific schedule and customers pay to have their freight carried on that route and schedule. Our Scheduled all-cargo network serves four principal economic regions: North America, South America, Asia and Europe. We offer access to Japan through route and operating rights at Tokyo’s Narita Airport, and, as of December 2, 2004, to the People’s Republic of China through route and operating rights at Shanghai’s Pudong Airport. As of June 30, 2004, our Scheduled services operation provides approximately 25 daily departures to 30 different cities in 19 countries across 5 continents. Our Scheduled service business is designed to provide:

  prime time arrivals and departures on key days of consolidation for freight forwarders and shippers; and

  connection or through-service between economic regions to achieve higher overall unit revenues.

Our Scheduled service business imposes both load and yield risk on us. We measure performance of our Scheduled service business in terms of RATM and EBIT.

Our AMC charter business continues to be our most profitable line of business, though the least predictable. AMC charter revenues are driven by the rate per flown mile. The AMC charter rate is set by the U.S. Government each October, based on an audit of all AMC carriers. Block hours are difficult to predict and are subject to certain minimum levels set by the U.S. Government.

Our commercial charter service business provides full-planeload airfreight capacity on one or multiple flights to freight forwarders, airlines and other air cargo customers. The revenue is contracted in advance of the flight, and as with Scheduled service, we bear the direct operating costs (except as otherwise defined in the charter contracts).

Our AMC and commercial charter businesses complement our ACMI lease contract and Scheduled service businesses by:

  increasing aircraft utilization during slow seasons;

  positioning flights for Scheduled operations in directionally weak markets;

  enabling the performance of extra flights to respond to peak season Scheduled service demand; and

  diversifying revenue streams.

We measure performance of our AMC and commercial charter businesses in terms of revenue per block hour and EBIT.

The most significant trends that are evident when comparing our operations during the first half of 2004 to the first half of 2003 are:

  improved performance in our Scheduled service and ACMI lease contract businesses, due primarily to improvement in Scheduled service revenue, a reduction in overhead costs per block hour and the elimination of non-productive or “parked” aircraft; and

  the material reduction in AMC block hour activity resulting from the reduction in the peak AMC demand that existed in the first half of 2003, which was partially offset by higher ACMI lease contracts and Scheduled service block hour activity.

Overall, block hours decreased 4.8% during the first half of 2004 compared with the first half of 2003. Specifically, block hours increased 21.1% for ACMI lease contracts, increased 21.5% for Scheduled service, decreased 49.1% for AMC charters and decreased 60.4% for Commercial charters during the first half of 2004 compared with the same period in 2003. The reduction in total block hour activity was due, in part, to a 15.5% reduction in our operating fleet, from an average of 44.7 aircraft for the first half of 2003 to 37.8 aircraft in the first half of 2004. The reduction in the fleet is associated with the rejection of aircraft through bankruptcy, which had the effect of reducing our fleet of Boeing 747 aircraft from 52 aircraft pre-bankruptcy to 43 aircraft as of June 30, 2004.

The improvement in profitability from year to year is a function of a general improvement in the demand for cargo services, the elimination of the costs associated with the burden of non-operating, or “parked,” aircraft, the restructuring of our debt and lease agreements and the elimination of non-profitable flying in the Scheduled service and ACMI lease contract businesses.

Outlook

Over the foreseeable future, our primary focus is to restore and to sustain profitability and to rebuild stockholder value. We are undertaking a number of significant strategic measures designed to achieve these objectives. These include the following:

  optimizing our Scheduled service network so that this business segment can ultimately reach profitability;

  continuing our efforts to reduce our overhead and operating costs;

  improving our operations by overhauling our procedures in several key facets of flight operations, ground operations and maintenance;

  selectively disposing of unproductive assets, which may include aging aircraft;

  pursuing growth opportunities, which may include forming strategic alliances with synergistic carriers and offering customers new services and fleet types; and

  continuing our efforts to maximize our financial flexibility, which may include refinancing certain indebtedness.

While we still face a number of significant challenges, a number of which are beyond our control (see “Risk Factors” below), we believe that implementing these and other strategic measures will enable us to become the world’s most efficient, capable and diversified operator of long-haul freighter aircraft.

Our focus going forward is to continue to optimize the allocation of assets between our four lines of business in order to maximize profitability and minimize risk. One of the significant challenges that we face is the cost of aviation fuel in the Scheduled service business. During the three months ended June 30, 2004, the average price per gallon for aviation fuel was 112.7 cents, an increase of 21.3% over the average price of 92.9 cents per gallon during June 2003. Aircraft fuel expense for Scheduled service increased $29.7 million during the first half of 2004 compared with the first half of 2003. Generally, we expect no more than 60.0% of the price-related increase in Scheduled service fuel aviation expense in 2004 will be recovered through aircraft fuel surcharges (recorded as revenue) in 2004. In response to the impact of aircraft fuel in the Scheduled service business and to the increased opportunities for entering into profitable ACMI lease contracts, we expect to continue to optimize capacity allocations between the least profitable Scheduled service markets and any new ACMI opportunities that may arise.

In addition to the impact of aviation fuel prices, another significant change to our Scheduled service business in 2004 is the commencement of operations in China under the route authority granted to us on October 18, 2004 by the U.S. Department of Transportation (“DOT”). As a result, we were designated as the fourth U.S. freighter operator under the U.S.-China bilateral air services agreement and were awarded a total of nine weekly frequencies (six for use in 2004 and an additional three commencing March 25, 2005). We anticipate that China will improve the profitability of our Scheduled service business as a whole.

We expect the ACMI lease contract business, particularly the ACMI lease contract opportunities for 747-400 aircraft, to continue to strengthen into 2005, with demand for widebody freighter capacity exceeding supply over the near term.

We expect that the AMC charter business will continue to be a significant part of our operations, but we anticipate that the level of demand will diminish over the course of 2004 and into 2005. Total AMC block hour activity for the first half of 2004 was 49.1% lower than the first half of 2003. The 2003 activity was a function of the commencement of U.S. military operations in and around Iraq. Block hour activity has declined and is expected to continue to decline in conjunction with the reduction in military related activity to the Middle East.

We expect our Commercial charter business to provide incremental utilization for our aircraft fleet and to make a positive pre-tax contribution for the remainder of 2004 and in 2005.

Results of Operations

The following discussion should be read in conjunction with the Financial Statements and the notes to those statements and other financial information appearing and referred to elsewhere in this report.

Three Months Ended June 30, 2004 and 2003

Consolidated Results

Total operating revenue. Our total operating revenues were $338.3 million for the second quarter of 2004, compared with $326.4 million for the second quarter of 2003, an increase of $11.9 million, or 3.7% . This increase was primarily due to strength in our Scheduled service revenue, which was $155.5 million for the second quarter of 2004, compared with $118.3 million for the second quarter of 2003, an increase of $37.2 million or 31.5% . ACMI contracted revenue was $84.9 million for the second quarter of 2004, compared with $70.3 million for the second quarter of 2003, an increase of $14.6 million, or 20.8% . These increases were partially offset by reductions in revenue from our AMC business, which had revenue of $78.1 million for the second quarter of 2004, compared with $118.8 million for the second quarter of 2003, a decrease of $40.7 million, or 34.3% . Commercial charter revenue was $8.3 million for the second quarter of 2004, compared with $12.8 million for the second quarter of 2003, a decrease of $4.5 million, or 35.2% . Other revenue was $11.6 million for the second quarter of 2004, compared with $6.2 million for the second quarter of 2003, an increase of $5.4 million, or 87.1% . The increase was the result of one additional aircraft being placed on dry lease in 2004, as well as the impact of the recording of rental income revenue in the second quarter of 2004 on certain aircraft classified as capital leases that in 2003 were classified as operating leases with the related rental income recorded to aircraft rent for the same period in 2003.

Scheduled service revenue. Scheduled service revenues were $155.5 million for the second quarter of 2004, compared with $118.3 million for the second quarter of 2003, an increase of $37.2 million, or 31.5%, primarily due to higher capacity, higher yields and higher load factors. RTMs in the Scheduled service segment were 529.9 million on a total capacity of 846.4 million ATMs in the second quarter of 2004, compared with RTMs of 425.5 million on a total capacity of 749.0 million ATMs in the second quarter of 2003. Load factor was 62.6% with a yield of $0.293 in the second quarter of 2004, compared with a load factor of 56.8% and a yield of $0.278 in the second quarter of 2003. RATM in our Scheduled service segment was $0.184 in the second quarter of 2004, compared with $0.158 in the second quarter of 2003, representing an increase of 16.5% . The material increase in the revenue performance of the Scheduled service segment, as measured by RATM, was attributable to the positive impact of the scheduled network restructuring that was accomplished in the 2003 fourth quarter and 2004 first quarter, a general increase in the demand for air cargo services in 2004, an increase in fuel surcharge revenue in 2004, and specific improvement in load factor for flights from the U.S. to Asia and Europe, caused, in part, by the weakening of the US dollar against foreign currencies.

Commercial charter revenue. Commercial charter revenues were $8.3 million for the second quarter of 2004, compared with $12.8 million for the second quarter of 2003, a decrease of $4.5 million, or 35.2%, primarily as a result of a lower volume of commercial charter flights offset by an increase in revenue per block hour. Commercial charter block hours were 659 for the second quarter of 2004, compared with 1,287 for the second quarter of 2003, a decrease of 628, or 48.8% . Revenue per block hour was $12,525 for the second quarter of 2004, compared with $9,960 for the second quarter of 2003, an increase of $2,565 per block hour, or 25.8% . The improvement in the demand for air cargo in 2004 had the effect of improving rates, but the lack of available capacity due to the increased flying in the ACMI lease contract and Scheduled service businesses, and reduction in our aircraft fleet size through bankruptcy, caused a reduction in Commercial charter revenue for the second quarter of 2004, compared with the second quarter of 2003.

ACMI lease contract revenue. ACMI contracted revenues were $84.9 million for the second quarter of 2004, compared with $70.3 million for the second quarter of 2003, an increase of $14.6 million, or 20.8%, primarily due to increases in both the volume of ACMI leasing contracts and our corresponding rates. ACMI block hours were 15,742 for the second quarter of 2004, compared with 13,217 for the second quarter of 2003, an increase of 2,525, or 19.1% . Revenue per block hour was $5,391 for the second quarter of 2004, compared with $5,320 for the second quarter of 2003, an increase of $71 per block hour, or 1.3% . Total aircraft supporting ACMI lease contracts as of June 30, 2004 were eight 747-200 aircraft and six 747-400 aircraft, compared with June 30, 2003 when we had seven 747-200 aircraft and five 747-400 aircraft supporting ACMI lease contracts.

AMC charter revenue. AMC charter revenues were $78.1 million for the second quarter of 2004, compared with $118.8 million for the second quarter of 2003, a decrease of $40.7 million, or 34.3%, primarily due to a lower volume of AMC charter flights offset by an increase in AMC charter rates. AMC charter block hours were 6,237 for the second quarter of 2004, compared with 9,832 for the second quarter of 2003, a decrease of 3,595, or 36.6% . Revenue per block hour was $12,517 for the second quarter of 2004, compared with $12,088 for the second quarter of 2003, an increase of $429 per block hour, or 3.6% . The reduction in AMC charter activity was primarily due to the reduction in the peak AMC demand that existed in the first half of 2003 attributable to the build-up to the military conflict in Iraq.

Salaries, wages and benefits expense. Salaries, wages and benefits were $51.1 million for the second quarter of 2004, compared with $46.1 million for the second quarter of 2003, an increase of $5.0 million, or 10.9% . Salaries, wages and benefits for air crew employees increased by $4.4 million, or 15.3%, during the second quarter of 2004, compared with the second quarter of 2003. The increase was primarily due to contractual pay rate increases for crew members and higher worker’s compensation coverage necessary for crewmember employees operating AMC charters.

Maintenance expense. Maintenance expense was $62.0 million for the second quarter of 2004, compared with $46.3 million for the second quarter of 2003, an increase of $15.7 million, or 33.9% . The increase in maintenance expense was primarily the result of an increase in engine overhaul expense and an increase in expense for D checks. There were five additional D check airframe maintenance events in the second quarter of 2004, compared with the second quarter of 2003.

Aircraft fuel expense. Aircraft fuel expense was $81.4 million for the second quarter of 2004, compared with $74.7 million for the second quarter of 2003, an increase of $6.7 million, or 9.0%, as a result of increased fuel prices. Average fuel price per gallon was $1.13 for the second quarter of 2004, compared with $0.93 for the second quarter of 2003, an increase of $0.20 or 21.5%, partially offset by a 7.5 million gallon, or 9.3% decrease in fuel consumption to 72.9 million gallons for the second quarter of 2004 from 80.4 million gallons during the second quarter of 2003.

Aircraft rent. Aircraft rents were $34.2 million for the second quarter of 2004, compared with $43.2 million for the second quarter of 2003, a decrease of $9.0 million or 20.8%, as a result of our rejection, pursuant to the Plan of Reorganization, of three aircraft (tail numbers N507MC, N922FT and N923FT) in the first quarter of 2004 and one aircraft (tail number N24837) in the second quarter of 2004 that were originally financed under lease agreements. We also rejected leases on two aircraft (tail numbers N858FT and N859FT) in the first quarter of 2004 pursuant to the Plan of Reorganization, and subsequently purchased them in the third quarter of 2004. In addition we converted two operating leases (tail numbers N491MC and N493MC) to owned aircraft in the first quarter of 2004. See also Note 5 to the Financial Statements.

Ground handling and airport fees. Ground handling and airport fees were $23.4 million for the second quarter of 2004, compared with $20.4 million for the second quarter of 2003, an increase of $3.0 million, or 14.7% . The primary cause of the increase was a significant increase in Scheduled service flight activity into Liege, Belgium in the fourth quarter of 2003 and into 2004, which, given Liege’s location in Europe, caused a significant increase in expense related to truck transportation purchased from outside vendors.

Landing fees and other rent. Landing fees and other rent was $23.5 million for the second quarter of 2004, compared with $22.3 million for the second quarter of 2003, an increase of $1.2 million, or 5.4%, as a result of an increase in landing fees, overfly fees and equipment rent.

Depreciation expense. Depreciation expense was $15.4 million for the second quarter of 2004, compared with $19.3 million for the second quarter of 2003, a decrease of $3.9 million, or 20.2%, as a result of the return of aircraft from our fleet during the first quarter of 2004.

Other operating expense. Other operating expenses were $26.5 million for the second quarter of 2004, compared with $36.1 million for the second quarter of 2003, a decrease of $9.6 million, or 26.6%, due primarily to a $2.3 million decrease in bad debt expense, a $2.7 million decrease in commissions due to reduced AMC and Scheduled service related commission expense, a $1.9 million decrease in loss from minority owned subsidiaries, and a $1.0 million decrease in temporary personnel costs.

Interest income. Interest income was $0.3 million for the second quarter of 2004, compared with $1.2 million for the second quarter of 2003, a decrease of $0.9 million, or 75.0%, due primarily to decreases in interest rates and a decline in our available cash balances and investments.

Interest expense. Interest expense was $19.6 million for the second quarter of 2004, compared with $22.0 million for the second quarter of 2003, a decrease of $2.4 million, or 10.9%, resulting primarily from $7.1 million of interest expense not being recorded on the Senior Notes that have been reclassified as “Liabilities subject to compromise.” Interest is not being accrued on these notes pursuant to SOP 90-7 as it is not expected to be paid or allowed as a claim. This decrease is partially offset by the increase in interest expense related to capital leases for the second quarter of 2004 that were previously classified as operating leases for the second quarter of 2003.

See Note 3 to our Consolidated Financial Statements for a description of reorganization items.

Net loss. As a result of the foregoing, we recorded a net loss of $51.4 million, or $1.34 per share, during the second quarter of 2004, which compares to a net loss of $31.3 million, or $0.82 per share, for the same period in 2003.

Scheduled Service Segment

The Scheduled service segment had an EBIT loss of $19.2 million for the second quarter 2004, compared with an EBIT loss of $13.6 million for the same period in 2003 (see EBIT reconciliation and explanation in Note 8 to the Financial Statements). Despite the improvement in revenue performance, total profitability declined year-over-year due primarily to the impact of fuel prices. Total fuel cost for Scheduled service increased by $18.5 million, or 49.0%, on a 15.6% increase in block hours in the second quarter of 2004 over the same period in 2003.

Commercial Charter Segment

EBIT relating to the commercial charter segment was a loss of $0.003 million for the second quarter of 2004, compared with a loss of $0.4 million for the same period in 2003. EBIT improved marginally as an increase in operating expenses, primarily caused by the effect of higher fuel prices, was more than offset by a 25.8% increase in revenue per block hour.

ACMI Lease Contract Segment

EBIT relating to the ACMI lease contract segment was income of $4.1 million for the second quarter of 2004, compared with a loss of $1.1 million for the same period in 2003. The improvement in EBIT is primarily the result of a slight increase in revenue rates per block hour, an increase in block hours flown of 19.1%, lower overhead costs per block hour and the elimination of the costs associated with parked and non-productive aircraft in 2004.

AMC Charter Segment

EBIT relating to the AMC charter segment was income of $14.1 million for first quarter of 2004, compared with income of $21.1 million for the same period in 2003. The reduction in EBIT was primarily the result of 36.6% lower block hours and 34.3% lower revenue in the second quarter of 2004, compared with the second quarter of 2003. The reduction in AMC charter activity was primarily due to the reduction in the peak

AMC demand that existed in the first and second quarter of 2003 attributable to the build-up to the military conflict in Iraq.

Six Months Ended June 30, 2004 and 2003

Consolidated Results

Total operating revenue. Our total operating revenues were $635.8 million for the first half of 2004, compared with $671.5 million for the first half of 2003, a decrease of $35.7 million, or 5.3% . This decrease in our total operating revenue was primarily due to continuing reduction in AMC charter revenues, which were $131.2 million for the first half of 2004, compared with $258.1 million for the first half of 2003, a decrease of $126.9 million, or 49.2% . Commercial charter revenue also declined and totaled $13.9 million for the first half of 2004, compared with $ 32.3 million for the first half of 2003, a decrease of $18.4 million, or 57.0% . These decreases are partially offset by increases in Scheduled service revenue, which was $300.6 million for the first half of 2004, compared with $221.1 million for the first half of 2003, an increase of $79.5 million, or 36.0% and ACMI contracted revenue, which was $168.1 million for the first half of 2004, compared with $137.4 million for the first half of 2003, an increase of $30.7 million, or 22.3% .

Scheduled service revenue. Scheduled service revenues were $300.6 million for the first half of 2004, compared with $221.1 million for the first half of 2003, an increase of $79.5 million, or 36.0%, primarily due to higher capacity, higher yields and higher load factors. RTMs in the Scheduled service segment were 1,020 million on a total capacity of 1,662 million ATMs in the first half of 2004, compared with RTMs of 808 million on a total capacity of 1,395 million ATMs in the first half of 2003. Load factor was 61.4% with a yield of $0.295 for the first half of 2004, compared with a load factor of 57.9% and a yield of $0.274 for the first half of 2003. RATM in our Scheduled service segment was $0.181 in the first half of 2004, compared with $0.159 in the first half of 2003, representing an increase of 14.1% . The material increase in the revenue performance of the Scheduled service segment, as measured by RATM, was attributable to the positive impact of the Scheduled service network restructuring that was accomplished in the fourth quarter of 2003 and the first quarter of 2004, a general increase in the demand for air cargo services in 2004, an increase in fuel surcharge revenue in 2004, and specific improvement in load factor for flights from the U.S. to Asia and Europe, caused, in part, by the weakening of the U.S. dollar against foreign currencies

Commercial charter revenue. Commercial charter revenues were $13.9 million for the first half of 2004, compared with $ 32.3 million for the first half of 2003, a decrease of $18.4 million, or 57.0%, primarily as a result of a lower volume of commercial charter flights partially offset by an increase in revenue per block hour. Commercial charter block hours were 1,268 for the first half of 2004, compared with 3,202 for the first half of 2003, a decrease of 1,934, or 60.4% . Revenue per block hour was $10,928 for the first half of 2004, compared with $10,099 for the first half of 2003, an increase of $829 per block hour, or 8.2% . The improvement in the demand for air cargo had the effect of improving rates in 2004, but the lack of available capacity brought about by the increased flying in the ACMI lease contract and Scheduled service businesses and reduction in our aircraft fleet size through bankruptcy, caused a reduction in Commercial charter revenue for the first half of 2004, compared with the first half of 2003.

ACMI lease contract revenue. ACMI contracted revenues were $168.1 million for the first half of 2004, compared with $137.4 million for the first half of 2003, an increase of $30.7 million, or 22.3%, as a result of increases in both the volume of ACMI leasing contracts and corresponding rates. ACMI block hours were 31,454 for the first half of 2004, compared with 25,972 for the first half of 2003, an increase of 5,482, or 21.1% . Revenue per block hour was $5,344 for the first half of 2004, compared with $5,290 for the first half of 2003, an increase of $54 per block hour, or 1.0% . Total aircraft supporting ACMI lease contracts as of June 30, 2004 were eight 747-200 aircraft and six 747-400 aircraft, compared with June 30, 2003 when we had seven 747-200 aircraft and five 747-400 aircraft supporting ACMI lease contracts.

AMC charter revenue. AMC charter revenues were $131.2 million for the first half of 2004, compared with $258.1 million for the first half of 2003, a decrease of $126.9 million, or 49.2%, primarily due to a lower volume of AMC charter flights. AMC charter block hours were 10,774 for the first half of 2004, compared with 21,169 for the first half of 2003, a decrease of 10,395, or 49.1% . Revenue per block hour was $12,176 for the first half of 2004, compared with $12,194 for the first half of 2003, a decrease of $18 per block hour, or 0.1% . The reduction in AMC charter activity was primarily due to the reduction in the peak AMC demand from that which existed in the first and second quarter of 2003 attributable to the buildup to the military conflict in Iraq.

Salaries, wages and benefits expense. Salaries, wages and benefits were $103.9 million for the first half of 2004, compared with $98.7 million for the first half of 2003, an increase of $5.2 million, or 5.3% . Salaries, wages and benefits for air crew employees increased by $2.2 million, or 3.7%, during the first half of 2004, compared with the first half of 2003. The increase was due to contractual pay rate increases for crew members and higher worker’s compensation coverage necessary for crewmember employees operating AMC charters.

Maintenance expense. Maintenance expense was $114.9 million for the first half of 2004, compared with $88.2 million for the first half of 2003, an increase of $26.7 million, or 30.3% . The increase in maintenance expense was the result of an increase in engine overhaul expense and an increase in expense for D checks. There were eight D check events in the first half of 2004 as opposed to two events taking place during the first half of 2003. The increase in D check activity was primarily related to the reactivation of aircraft that were parked prior to the Bankruptcy Petition Date.

Aircraft fuel expense. Aircraft fuel expense was $151.3 million for the first half of 2004, compared with $160.1 million for the first half of 2003, a decrease of $8.8 million, or 5.5%, as a result of an increase in average fuel price, which was more than offset by a decrease in consumption. Average fuel price per gallon was $1.12 for the first half of 2004, compared with $0.98 for the first half of 2003, an increase of $0.14, or 14.3%, offset by a decrease in fuel consumption to 134.9 million gallons for the first half of 2004, compared with 164.2 million gallons for the first half of 2003, a decrease of 29.3 million gallons, or 17.8% .

Aircraft rent. Aircraft rents were $71.8 million for the first half of 2004, compared with $95.6 million for the first half of 2003, a decrease of $23.8 million, or 24.9% as a result of our rejection, pursuant to the Plan of Reorganization, of three aircraft (tail numbers N507MC, N922FT and N923FT) in the first quarter of 2004 and one aircraft (tail number N24837 ) in the second quarter of 2004 that were originally under operating lease agreements. We also rejected leases on two aircraft (tail numbers N858FT and N859FT) in the first half of 2004 pursuant to the Plan of Reorganization and subsequently purchased them in the 2004 third quarter. In addition we converted two operating leases (tail numbers N491MC and N493MC) to owned aircraft in the first quarter of 2004. See also Note 5 to the Financial Statements

Ground handling and airport fees. Ground handling and airport fees were $46.0 million for the first half of 2004, compared with $40.7 million for the first half of 2003, an increase of $5.3 million, or 13.0% . The primary cause of the increase was a significant increase in Scheduled service flight activity into Liege, Belgium in the fourth quarter of 2003 and into 2004, which, given Liege’s location in Europe, caused a significant increase in expense related to truck transportation purchased from outside vendors.

Landing fees and other rent. Landing fees and other rent were $45.6 million in the first half of 2004, compared with $43.5 million for the first half of 2003, an increase of $2.1 million, or 4.8%, as a result of an increase in landing fees, overfly fees and equipment rent.

Depreciation expense. Depreciation expense was $29.7 million for the first half of 2004, compared with $36.1 million for the first half of 2003, a decrease of $6.4 million, or 17.7%, principally as a result of the rejection of aircraft from our fleet during the first quarter of 2004.

Other operating expense. Other operating expenses were $52.0 million for the first half of 2004, compared with $81.2 million for the first half of 2003, a decrease of $29.2 million, or 36.0%, due primarily to a $3.7 decrease in bad debt expense, a $4.4 million decrease in non-bankruptcy restructuring legal fees, a $6.0 million decrease in contractors expense as more contractors were converted to employees, a $7.7 million decrease in commission expense relating to the lower volume of AMC charter flights, a $4.9 million decrease in loss from minority owned subsidiaries and a $1.2 million decrease in temporary personnel costs as more temporary personnel were converted to permanent employee status.

Interest income. Interest income was $0.5 million for the first half of 2004, compared with $2.2 million for the first half of 2003, a decrease of $1.7 million, or 77.3%, due primarily to decreases in interest rates and a decline in our available cash balances and investments.

Interest expense. Interest expense was $43.1 million for the first half of 2004, compared with $41.5 million for the first half of 2003, an increase of $1.6 million, or 3.9% resulting primarily from an increase in interest expense related to capital leases for the first half of 2004 that were previously classified as operating leases for the first half of 2003, offset by $10.7 million of interest expense not being recorded on the Senior Notes that have been reclassified as “Liabilities subject to compromise.” Interest is not being accrued on these notes pursuant to SOP 90-7 as it is not expected to be paid or allowed as a claim.

See Note 3 to our Consolidated Financial Statements for a description of reorganization items.

Net loss. As a result of the foregoing, we recorded a net loss of $110.0 million, or $2.87 per basic share, during the first half of 2004, which compares with a net loss of $69.2 million, or $1.81 per basic share, for the same period in 2003. The increase in the Net loss is the result of the factors discussed above.

Scheduled Service Segment

The Scheduled service segment had an EBIT loss of $35.7 million for the first half of 2004, compared with an EBIT loss of $38.8 million for the same period in 2003. Despite the improvement in revenue performance, total profitability was reduced year-over-year due primarily to the impact of fuel prices. Fuel expense for Scheduled service increased $29.7 million or 38.8% on a 21.5% increase in block hours in the first six months of 2004 over the same period in 2003.

Commercial Charter Segment

EBIT relating to the commercial charter segment was a loss of $1.5 million for the first half of 2004, compared with income of $1.2 million for the same period in 2003. The reduction in EBIT was caused primarily by an increase in average fuel prices in 2004 and an increase in the maintenance expense on 747-200 aircraft in 2004, caused primarily by increased D check expense.

ACMI Lease Contract Segment

EBIT relating to the ACMI charter segment was a loss of $1.5 million for the first half of 2004, compared with a loss of $8.5 million for the same period in 2003. The improvement in EBIT was due to a slight increase in revenue rates per block hour, a 21.1% increase in block hours flown, and increased maintenance expense on the 747-200 fleet being more than offset by the savings associated with lower per-block-hour-overhead costs and the elimination of costs associated with parked and non-productive aircraft in 2004.

AMC Charter Segment

EBIT relating to the AMC charter segment totaled $20.0 million for first half of 2004, compared with income of $48.5 million for the same period in 2003. The reduction in EBIT was primarily the result of 49.1% lower block hours and 49.2% lower revenue in the first half of 2004, compared with the first half of 2003. The reduction in AMC charter activity was primarily due to the reduction in the peak AMC demand that existed in the first and second quarter of 2003 attributable to the buildup to the military conflict in Iraq.

Operating Statistics

The table below sets forth selected operating data for the three and six months ended June 30, 2004 and 2003.

	For the	For the		For the	For the
	Three Months	Three Months		Six Months	Six Months
	Ended	Ended		Ended	Ended
OPERATING STATISTICS	June 30, 2004	June 30, 2003	% Change	June 30, 2004	June 30, 2003	% Change

Block Hours
Scheduled Service	14,374.1	12,432.6	15.6%	28,283.8	23,279.6	21.5%
Commercial Charter	659.0	1,286.8	(48.8%)	1,267.6	3,201.6	(60.4%)
AMC	6,237.1	9,831.7	(36.6%)	10,774.0	21,168.7	(49.1%)
ACMI	15,742.4	13,217.1	19.1%	31,454.1	25,972.0	21.1%
Non Revenue	289.7	500.9	(42.2%)	590.4	2,399.7	(75.4%)

Total Block Hours	37,302.3	37,269.1	0.1%	72,369.9	76,021.6	(4.8%)

Revenue Per Block Hour
Scheduled Service	10,817.4	9,512.7	13.7%	10,626.5	9,497.6	11.9%
Commercial Charter	12,525.0	9,959.6	25.8%	10,927.7	10,098.7	8.2%
AMC	12,516.9	12,087.5	3.6%	12,175.8	12,193.5	(0.1%)
ACMI	5,391.2	5,320.4	1.3%	5,344.3	5,290.4	1.0%

Scheduled Service Traffic
RTM’s (000’s)	529,933.7	425,539.9	24.5%	1,019,668.8	807,799.6	26.2%
ATM’s (000’s)	846,374.1	749,000.3	13.0%	1,661,598.9	1,394,920.9	19.1%
Load Factor	62.61%	56.81%	10.2%	61.37%	57.91%	6.0%
RATM	$0.184	$0.158	16.5%	$0.181	$0.159	13.8%
Yield	$0.293	$0.278	5.6%	$0.295	$0.274	7.7%

Average fuel cost per gallon	$1.13	$0.93	21.7%	$1.12	$0.98	14.3%
Fuel gallons consumed	72,867	80,416	(9.4%)	134,905	164,191	(17.8%)

Operating Fleet (average during the
period)
Aircraft count	36.7	44.2	(17.0%)	37.8	44.7	(15.4%)

Dry Leased	4.0	3.3	21.2%	4.0	4.0	0.0%
Parked	4.0	4.5	(11.1%)	5.1	3.5	45.7%

Note dry leased and parked aircraft are not included in the operating fleet aircraft count average.

For the first half of 2004 our operating fleet decreased 15.5%, compared with the first half of 2003, from 44.7 average aircraft to 37.8 average aircraft operated. The decrease was primarily due to the rejection and return of ten aircraft in connection with the Plan of Reorganization and the subsequent repurchase of two aircraft, one of which is deactivated and excluded entirely from the fleet count.

Liquidity and Capital Resources

At June 30, 2004, we had cash and cash equivalents of $158.3 million, compared with $93.3 million at December 31, 2003, an increase of $65.0 million. The increase in cash is primarily the result of increased collection efforts to reduce accounts receivable by $31.1 million and the borrowing of $18.0 million under the DIP financing facility. With the suspension of principal payments on debt and reduction of cash payments to creditors as the result of our bankruptcy filing, we have been able to generate additional cash reserves to position ourselves for our emergence from bankruptcy. The amount available to be borrowed under our Revolving Credit Facility, when combined with our available cash reserves after our exit from Bankruptcy, should provide us with adequate liquidity to resume payments on debt. See Note 5 to the Financial Statements for a description of the Revolving Credit Facility. We expect cash on hand, cash generated from operations and cash available under the Revolving Credit Facility to be sufficient to meet our debt and lease obligations and to finance capital expenditures for 2005. To the extent that these levels of cash prove insufficient to meet those obligations, we would be required to scale back operations, curtail capital spending or borrow additional funds in amounts to be determined and on terms that may not be favorable to us.

Operating Activities. Net cash provided by operating activities for the first half of 2004 was $71.0 million, compared with net cash used by operating activities of $65.3 million for the first half of 2003. The increase in cash provided by operating activities is primarily related to the reduction of accounts receivable through improved collection efforts and an increase in accounts payable as a result of our filing for bankruptcy. The reduction in accounts receivable was driven primarily by a reduction of day’s sales outstanding on receivables, change in terms on accounts and the elimination of lower quality credit accounts.

Investing Activities. Net cash expenditures for investing activities were $9.5 million for the first half of 2004, which reflect capital expenditures of $9.5 million. Net cash provided by investing activities was $37.0 million for the first half of 2003, which reflect capital expenditures of $4.0 million, partially offset by proceeds from the sale of property and equipment of $10.0 million and net maturing investments of $31.0 million.

Financing Activities. Net cash provided by financing activities was $3.5 million for the first half of 2004, which consisted primarily of $12.0 million of payments on long-term debt and capital lease obligations, partially offset by $18.0 million in loan proceeds from the DIP Credit Facility. Net cash used for financing activities were $52.7 million for the first half of 2003, which consisted primarily of $52.8 million of payments on long-term debt and capital lease obligations. The reduction in debt and lease payments relates directly to the moratorium that was placed on these agreements in March 2003 to provide time to negotiate restructured agreements with our significant creditors and lessors. See Note 2 to our Consolidated Financial Statements for more information on such moratorium.

Financing Structure

Revolving Credit Facility

On November 30, 2004, we entered into the Revolving Credit Facility. The Revolving Credit Facility provides us with revolving loans of up to $60 million, including up to $10 million of letter of credit accommodations. Availability under the Revolving Credit Facility will be based on a borrowing base, which will be calculated as a percentage of certain eligible accounts receivable. The Revolving Credit Facility has an initial four-year term after which the parties can agree to enter into additional one-year renewal periods.

Borrowings under the Revolving Credit Facility bear interest at varying rates based on either the Prime Rate or the Adjusted Eurodollar Rate. Interest on outstanding borrowings is determined by adding a margin to either the Prime Rate or the Adjusted Eurodollar Rate, as applicable, in effect at the interest calculation date. The margins are arranged in three pricing levels, based on the excess availability under the Revolving Credit Facility, that range from .25% below to .75% above the Prime Rate and 1.75% to 2.75% above the Adjusted Eurodollar Rate.

The obligations under the Revolving Credit Facility are secured by our present and future assets and all products and proceeds thereof other than (i) real property, (ii) aircraft, flight simulators, spare aircraft engines and related assets that are subject to security interests of other creditors and (iii) some or all of the capital stock of certain of Holdings’ subsidiaries.

The Revolving Credit Facility contains usual and customary covenants for transactions of this kind. At December 31, 2004, we had $19.0 million available for borrowing under the Revolving Credit Facility. No borrowings have been incurred to date.

Litigation

We are a party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to our businesses. See Note 9 to the Financial Statements for information regarding legal proceedings, which could impact our financial condition and results of operations.

Critical Accounting Policies

Discussion of Critical Accounting Policies

The preparation of the Consolidated Financial Statements are in conformity with GAAP and require management to make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and footnotes thereto. Actual results may differ from those estimates. Important estimates include asset lives, valuation allowances (including, but not limited to, those related to receivables, inventory and long-lived assets), income tax accounting, self-insurance employee benefit accruals, liabilities subject to compromise and contingent liabilities.

The Consolidated Financial Statements have also been prepared in accordance with SOP 90-7. Accordingly, all pre-petition liabilities believed to be subject to compromise have been segregated in the Consolidated Balance Sheet and classified as liabilities subject to compromise at the estimated amount of allowable claims. Liabilities not believed to be subject to compromise are separately classified as current and non-current. Revenues and expenses, including professional fees, realized gains and losses, and any provisions for losses resulting from the reorganization are reported separately as Reorganization Items. Also, interest expense is reported only to the extent that it will be paid during the Chapter 11 Cases or that it is probable that it will be an allowed claim. Cash used for reorganization items is disclosed separately in the Statements of Consolidated Cash Flows. The Consolidated Financial Statements do not reflect any fresh start adjustments since they will be adopted on the Effective Date. The amount of allowable claims may differ significantly from the amounts claims may be settled at and the settlement or resolution of the disputed claims are expected to occur during the remainder of 2004 and possibly into 2005.

Inventories

Spare parts, materials and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used in operations. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines for spare parts expected to be on hand at the date aircraft are retired from service, plus allowances for spare parts currently identified as excess or obsolete. These allowances are based on management estimates, which are subject to change as conditions in our business evolve. Inventories are included in prepaid expenses and other current assets in the Balance Sheet, except for rotable inventory which is recorded in “Property and Equipment.”

Property and Equipment

We record our property and equipment at cost and depreciate these assets on a straight-line basis over their estimated useful lives to their estimated residual values, over periods not to exceed forty years for flight equipment (from date of original manufacture) and three to five years for ground equipment, once the asset is placed in service. Property under capital leases and related obligations are recorded at the lesser of an amount equal to (a) the present value of future minimum lease payments computed on the basis of our incremental borrowing rate or, when known, the interest rate implicit in the lease, or (b) the fair value of the asset. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense, unless ownership takes place or a purchase option exists. In that case, amortization is over the remaining manufacturer’s life of the aircraft from the date of acquisition.

Expenditures for major additions, improvements and flight equipment modifications are generally capitalized and depreciated over the shorter of the assets remaining life or lease life in the event that any modifications or improvements are on operating lease equipment. Substantially all property and equipment is specifically pledged as collateral for our indebtedness.

Measurement of Impairment of Long-Lived Assets

When events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets, we record impairment losses on those long-lived assets used in operations.

The impairment charge is determined based upon the amount by which the net book value of the assets exceeds their estimated fair value. In determining the fair value of the assets, we consider market trends, published values for similar assets, recent transactions involving sales of similar assets or quotes and third party appraisals. In making these determinations, we also use certain assumptions, including, but not limited to the estimated future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in our operations and estimated residual values.

Intangible Assets

Route acquisition costs represent the allocation of purchase price in connection with the Polar acquisition attributable to operating rights (takeoff and landing slots) at Narita Airport in Tokyo, Japan. Since the operating rights are considered to have an indefinite life, no amortization has been recorded.

We review our route acquisition costs annually in accordance with SFAS No.142. The analysis has not resulted in any impairment charge to the date of this report.

Revenue Recognition

Revenue for Scheduled service and Charter services is recognized upon flight departure. ACMI lease contract revenue is recognized as the actual block hours are operated on behalf of a customer during a calendar month.

Other revenue includes rents from dry leases of owned aircraft and is recognized in accordance with SFAS No. 13, Accounting for Leases.

Bad Debt Expense

We periodically perform an evaluation of our composition of accounts receivable and expected credit trends and establish an allowance for doubtful accounts for specific customers that we determine to have significant credit risk. Past due status of accounts receivable is determined primarily based upon contractual terms. We provide allowances for estimated credit losses resulting from the inability or unwillingness of our customers to make required payments and charge off receivables when they are deemed uncollectible. If market conditions decline, actual collection experience may not meet expectations and may result in decreased cash flows and increased bad debt expense or revenue adjustments.

Income Taxes

We provide for income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in the results of operations in the period that includes the enactment date.

Aircraft Maintenance and Repair

Maintenance and repair cost for both owned and leased aircraft are charged to expense as incurred, except Boeing 747-400 engine (GE CF6-80C2) overhaul costs. These are performed under a fully outsourced, power-by-the-hour maintenance agreement; the costs thereunder are accrued based on the hours flown.

Recent Accounting Pronouncements

The information required in response to this item is set forth in Note 4 to the Consolidated Financial Statements contained in this report, and such information is hereby incorporated herein by reference. Such description contains all of the information required to respond to this item.

Related Party Transactions

The information required in response to this item is set forth in Note 7 to the Consolidated Financial Statements contained in this report, and such information is hereby incorporated herein by reference. Such description contains all of the information required to respond to this item.

Off-Balance Sheet Arrangements

The information required in response to this item is set forth in Notes 4 and 5 to the Consolidated Financial Statements contained in this report, and such information is hereby incorporated herein by reference. Such description contains all of the information required to respond to this item.

RISK FACTORS

An investment in our securities involves a high degree of risk. The risks described below are not the only ones currently facing us. Additional risks not presently known to us or that we currently deem immaterial may also have a material adverse effect on us. If any of the following risks actually occur, our financial condition, results of operations, cash flows or business could be harmed. In that case, the market price of our securities could decline, and you could lose part or all of your investment.

     Risks Related to Our Business

We are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

     While we obtained significant relief as a result of our restructuring efforts, we remain highly leveraged and have substantial debt, lease and other obligations, which could have important negative consequences, including:

  making it more difficult to pay principal and interest with respect to our debt;

  requiring us to dedicate a substantial portion of our cash flow from operations for interest, principal and lease payments and reducing our ability to use our cash flow to fund working capital and other general corporate requirements;

  increasing our vulnerability to general adverse economic and industry conditions;

  limiting our flexibility in planning for, or reacting to, changes in business and our industry;

  placing us at a disadvantage to many of our competitors who have less debt; and

  exposing us to fluctuations in interest rates with respect to that portion of our debt, including our bank loans, which is at a variable rate of interest.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control. In addition, we have failed to comply with financial and other covenants in our debt instruments and lease agreements in the past.

     Our ability to service our debt and meet our lease and other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, changes in our industry, changes in interest or currency exchange rates, aviation fuel and other costs.

     If our cash flow and capital resources are insufficient to enable us to service our debt and leases and meet these obligations as they become due, we could be forced to:

  restructure or refinance debt;

  obtain additional debt or equity financing;

  reduce or delay capital expenditures;

  limit or discontinue, temporarily or permanently, business plans or operations; or

  sell assets or businesses.

     We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

     From time to time over the last few years, we have been in default under our debt instruments and lease agreements. While we have renegotiated many of the terms and provisions of these instruments and agreements in connection with our restructuring and emergence from bankruptcy, adverse market conditions and other factors could once again trigger a default under one or several of such instruments and agreements.

We are subject to restrictive covenants under our debt instruments and aircraft lease agreements. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt and termination of our aircraft leases.

     Certain of our debt instruments and lease agreements contain a number of covenants that, among other things, significantly restrict our ability to:

  incur additional debt;

  pay dividends or make other restricted payments;

  create or permit certain liens;

  sell assets; and

  consolidate or merge with or into other companies or sell all or substantially all of our assets.

     These restrictions could limit our ability to finance our future operations or capital needs, to make acquisitions or to pursue available business opportunities. In addition, the Revolving Credit Facility, the Aircraft Credit Facility, the AFL III Credit Facility and certain leases require us to maintain specified financial ratios and/or satisfy certain financial covenants. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Events beyond our control, including changes in the economic and business conditions in the markets in which we operate, may affect our ability to do so. While we are currently in compliance with these ratios and covenants, we cannot assure you that we will continue to meet these ratios or satisfy these covenants or that the lenders or lessors will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt instruments, including the Revolving Credit Facility, and certain of our leases would prevent us from borrowing under the Revolving Credit Facility and could result in a default under it and the leases. Moreover, if the lenders under a facility or other agreement in default were to accelerate the debt outstanding under that facility, it could result in a cross default under other debt facilities or leases. If all or any part of our debt were to be accelerated, we may not have or be able to obtain sufficient funds available to repay it. A default under the leases could result in a reversion to the original lease terms without regard to the restructuring of the lease payments and an acceleration of any amounts owed under the leases.

Our financial condition could suffer if we experience unanticipated costs as a result of the SEC investigation and other lawsuits and claims.

     On October 28, 2004, the SEC issued a Wells Notice to us indicating that the SEC staff is considering recommending to the SEC that it bring a civil action against us alleging that we violated certain financial reporting provisions of the federal securities laws from 1999 to 2002. In addition, the SEC has filed one or more proofs of claim in the Chapter 11 Cases. We are currently engaged in discussions with the SEC regarding the Wells Notice and the possible resolution of this matter, and continue to cooperate fully with the SEC in respect of its investigation. However, we cannot assure you as to the outcome of this investigation or that we will be able to resolve this matter on terms favorable to us. A negative outcome with respect to this investigation could have material adverse affect on our financial condition.

     See Note 9 to the Consolidated Financial Statements contained in this report for information regarding other legal proceedings that could have a material adverse effect on our financial condition and results of operations. We are also party to a number of other claims, lawsuits and pending actions which are routine and incidental to our businesses.

Volatility of aircraft values may affect our ability to obtain financing secured by our aircraft.

      We have historically relied upon the market value of our aircraft as a source of additional capital. The market for used aircraft, however, is volatile, and can be negatively affected by excess capacity due to factors such as a slow down in global economic conditions. As a result, the value of aircraft reflected on our consolidated balance sheet does not reflect the fair market value or appraised value of these aircraft.

Our access to capital is likely to be limited.

     Our operations are capital intensive. They are financed from operating cash flow, as well as borrowings pursuant to the Revolving Credit Facility. Many airlines, including us, have defaulted on debt securities and bank loans in recent years and had their equity positions eliminated in bankruptcy reorganizations. This history has led to limited access to the capital markets by companies in our industry. Our access to the capital markets may also be limited for the foreseeable future in light of our recent financial troubles, lack of current SEC periodic reporting and limited liquidity in our securities. Restrictions on our ability to access capital and obtain sufficient financing to fund our operations will diminish our financial and operational flexibility, and could curtail our operations and adversely affect our ability to take advantage of opportunities for expansion of our business. We cannot assure you, however, that any additional replacement financing will be available on terms that are favorable or acceptable or at all.

We have material weaknesses in our internal controls over financial reporting and we may conclude that our internal controls over financial reporting are not effective.

      In connection with the audit of our Consolidated Financial Statements at and for the fiscal year ended December 31, 2003, Ernst & Young LLP, our independent auditors, identified a substantial number of significant deficiencies and material weaknesses in our internal controls over financial reporting. We are committed to addressing these deficiencies and material weaknesses, which have required us to hire additional personnel and outside advisory services and has resulted and will continue to result over at least the next nine months in additional accounting and legal expenses. If we are unsuccessful in our focused effort to permanently and effectively remediate these deficiencies and material weaknesses, or otherwise fail to maintain the adequacy of our internal control over financial reporting, our ability to accurately and timely report our financial condition may be adversely impacted, which could, among other things, result in a default under our Revolving Credit Facility and limit our access to the capital markets. In addition, if we do not remediate these weaknesses, we will not be able to conclude, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting are effective. We cannot assure you as to what conclusions our management or independent auditors might reach with respect to the effectiveness of our internal controls over financial reporting at the compliance deadline. In the event of non-compliance, we may lose the trust of our customers, suppliers and security holders, and our stock price could decline significantly. For more information, see “Item 4—Controls and Procedures.”

Labor disputes with union employees could result in a work interruption or stoppage, which could materially adversely impact our results of operations.

      All of our U.S. crew members are represented by unions. Collectively, these employees represent approximately 50% and 50% of our workforce as of December 31, 2003 and June 30, 2004, respectively. Although we have never had a work interruption or stoppage and believe our relations with our unionized employees are generally good, we are subject to risks of work interruption or stoppage and may incur additional expenses associated with the union representation of our employees. Moreover, we cannot assure you that disputes, including disputes with any certified collective bargaining representatives of our employees, will not arise in the future or will result in agreement on terms satisfactory to us. Such disputes and the inherent costs associated with their resolution could have a material adverse effect on our results of operations and financial condition. Additionally, in November 2004, in order to increase efficiency and assist in controlling certain costs, we have initiated preliminary steps to combine the U.S. Pilots bargaining units of Atlas and Polar. These actions are in accordance with the terms and conditions of Atlas’s and Polar’s collective bargaining agreements, which agreements provide for a seniority integration process and the negotiation of a single collective bargaining agreement.

Our operating cash flows may be subject to fluctuations related the seasonality of our business and our ability to promptly collect accounts receivable. A significant decline in operating cash flows may require us to seek additional financing sources to fund our working capital requirements.

     Our Scheduled service and Charter service activities are seasonal in nature, with peak activity occurring during the retail holiday season, which traditionally begins in September and lasts through mid-December. This typically results in a significant decline in demand for these services in the first quarter. As a result, our revenues typically decline in the first quarter of the year as our minimum contractual aircraft utilization level temporarily decreases. Our ACMI lease contracts typically allow our customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low or following the seasonal holiday peak in the latter part of the fourth quarter.

     Historically, we have experienced fluctuations in our operating cash flows as the result of fluctuations in our collection of accounts receivable. These fluctuations have been due to various issues, including amendments and changes to existing contracts and the commencement of operations under new agreements. If we cannot successfully collect a significant portion of such accounts receivable over 90 days old, we may be required to set aside additional reserves or write off a portion of such receivables in accordance with generally accepted accounting principles. If we are not able to maintain or reduce our aged receivables, our ability to borrow against the Revolving Credit Facility may be restricted because borrowings are limited to 85.0% of “eligible” domestic receivables, excluding receivables aged over 90 days old. If our operating cash flows significantly decline as a result of such fluctuations, we may be required to seek alternative financing sources, in addition to the Revolving Credit Facility, to fund our working capital requirements. We cannot assure you that we would be able to successfully obtain such alternative financing or alternative financing on terms favorable to us.

We depend on continued business with certain customers in each of our business segments. If our business with any of these customers declines significantly, it could have a material adverse effect on our financial condition and result of operations.

     During 2003 and the first half of 2004, AMC accounted for approximately 31.1% and 20.6%, respectively, of our consolidated operating revenues. We expect that revenues from AMC will continue to be a primary source of our revenue for the foreseeable future. However, our revenues from AMC are derived from one-year contracts that AMC is not obligated to renew. In addition, AMC can typically terminate or modify its contract with us for convenience or if we fail to perform or if we fail to pass biannual inspections. Any such termination could also expose us to liability and hinder our ability to compete for future contracts. If our AMC business declines significantly, it could have a material adverse effect on our results of operations and financial condition. Even if AMC continues to award business to us, we cannot assure you that we will continue to generate the same level of revenues we currently derive from AMC business. The volume of AMC business is sensitive to changes in national and international political priorities and the U.S. federal budget.

     During 2003 and the first half of 2004, ACMI lease contracts accounted for approximately 22.1% and 26.4%, respectively, of our consolidated operating revenues. No ACMI customer accounted for 10% or more of our total operating revenues. Our significant ACMI customers included Emirates, Lan Chile, Lufthansa, Alitalia, Cargolux, China Airlines, Qantas and Korean Air. While we believe that our relationships with these and our other customers are mutually satisfactory, our failure to renew any of our contracts with them, or the renewal of any of those contracts on less favorable terms, could have a material adverse effect on our results of operations and financial condition.

A significant decline in our AMC business transporting cargo for delivery to military locations could have a material adverse effect on our results of operations and financial condition.

     During 2003 and the first half of 2004, approximately 31.1% and 20.6%, respectively, of our consolidated operating revenues were derived from AMC business including expansion mission requests transporting cargo for delivery to military locations in Bahrain, Qatar and Kuwait or near Afghanistan, Iraq, and elsewhere in the Middle East. A material decline in such business, including one-way missions, could have a material adverse effect on our results of operations and financial condition.

Our revenues from AMC could decline as a result of the system AMC uses to allocate business to commercial airlines that participate in the Civil Reserve Air Fleet.

     Each year, AMC grants a certain portion of its business to different airlines based on a point system. The number of points an airline can accrue is determined by the amount and type of aircraft pledged to the Civil Reserve Air Fleet (“CRAF”). We participate in CRAF through a teaming arrangement with other airlines, led by FEDEX Inc. Our team is currently entitled to 43% of all widebody 747 U.S. military business. The formation of competing teaming arrangements that have larger partners than those in our team, an increase by other air carriers in their commitment of aircraft to the program, or the withdrawal of our team’s current partners, especially FEDEX Inc., could adversely affect the amount of our AMC business in future years. In addition, if any of our team members were to cease or restructure their operations, the number of planes pledged to CRAF by our team would be reduced. As a result, the number of points allocated to our team would be reduced and our allocation of AMC business would likely decrease, resulting in a material adverse effect on our results of operations and financial condition.

Many of our arrangements with customers are not long-term contracts. As a result, we cannot assure you that we will be able to continue to generate similar revenues from these arrangements.

      We generate a large portion of our revenues from arrangements with customers with terms of less than one year, ad hoc arrangements or “call when needed” contracts. A large portion of our AMC revenues are from expansion business, which is not fixed by contract and is dependent on AMC requirements which cannot be predicted. The scheduled termination dates for the current long-term ACMI lease contracts range from one month to 4.75 years. While we believe that our relationships with these and our other customers are mutually satisfactory, we cannot assure you that our customers will continue to seek the same level of services from us as they have in the past or that they will renew these arrangements or terminate them on short notice, if permitted. In the past, several of our larger contracts have not been renewed due to reasons unrelated to our performance, such as the financial position of our customers or their decision to move the services we previously provided to them in-house. In addition, some of our contracts have not been signed, although we continue to provide services and receive payments under these arrangements. Accordingly, we cannot assure you that in any given year we will be able to generate similar revenues from our customers as we did in the previous year.

As a U.S. government contractor, we are subject to a number of procurement and other rules and regulations.

     In order to do business with government agencies, we must comply with and are affected by many laws and regulations, including those relating to the formation, administration and performance of U.S. government contracts. These laws and regulations, among other things:

  require, in some cases, certification and disclosure of all cost and pricing data in connection with contract negotiations;

  impose accounting rules that define allowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts; and

  restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

      These laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. A violation of these laws and regulations could result in the imposition of fines and penalties or the termination of our contracts. In addition, the violation of certain other generally applicable laws and regulations could result in our suspension or debarment as a government contractor.

We depend on the availability of our wide-body aircraft for the majority of our flight revenues. The loss of one or more of these aircraft for any period of time could have a material adverse effect on our results of operations and financial condition.

      In the event that one or more of our Boeing 747 aircraft are out of service for an extended period of time, we may have difficulty fulfilling our obligations under one or more of our existing contracts. As a result, we may have to lease or purchase replacement aircraft or, if necessary, convert an aircraft from passenger to freighter configuration. We cannot assure you that suitable replacement aircraft could be located quickly or on acceptable terms. The loss of revenue resulting from any such business interruption or costs to replace aircraft could have a material adverse effect on our results of operations and financial condition.

     We do not have insurance against the loss arising from any business interruption. If we fail to keep our aircraft in service, we may have to take impairment charges in the future and our results of operations would be adversely affected. The loss of our aircraft or the grounding of our fleet could reduce our capacity utilization and revenues, require significant capital expenditures to replace such aircraft and could have a material adverse affect on us and our ability to make payments on the debt or lease related to the aircraft. Moreover, any aircraft accident could cause a public perception that some of our aircraft are less safe or reliable than other carriers’ aircraft, which could have a material adverse effect on our results of operations and financial condition.

Our fleet includes older aircraft which may have higher maintenance costs than new aircraft and which could require substantial maintenance expenses.

      Our fleet includes 43 aircraft manufactured between 1971 and 2003. As of June 30, 2004, the average remaining life of our B747-200 operating aircraft was approximately 13.2 years and the average adjusted remaining life of our B747-400 operating aircraft was approximately 23.3 years. Because many aircraft components wear out and are required to be replaced after a specified number of flight hours or takeoff and landing cycles, and because older aircraft may need to be refitted with new aviation technology, older aircraft tend to have higher maintenance costs than new aircraft. Maintenance and related costs can vary significantly from period to period as a result of government-mandated inspections and maintenance programs and the time needed to complete required maintenance checks. In addition, the age of our aircraft increases the likelihood that we will need significant capital expenditures in the future to replace our older aircraft. The incurrence of substantial additional maintenance expenses for our aircraft, or the incurrence of significant capital expenditures to replace aircraft, could have a material adverse effect on our results of operations and financial condition.

Our business outside of the U.S. exposes us to uncertain conditions in overseas markets.

     A significant portion of our revenues comes from air-freight services to customers outside the U.S., which exposes us to the following risks:

  potential adverse changes in the diplomatic relations between foreign countries and the U.S.;

  risks of insurrections or hostility from local populations directed at U.S. companies;

  government policies against businesses owned by non-nationals;

  expropriations of property by foreign governments;

  the instability of foreign governments; and

  adverse effects of currency exchange controls.

     In addition, at some foreign airports, we are required by local governmental authorities or market conditions to contract with third parties for ground and cargo handling and other services. The performance by these third parties or boycott of such services is beyond our control and any operating difficulties experienced by these third parties could adversely affect our reputation or business.

Volatility in international currency markets may adversely affect demand for our services.

      We provide services to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond our control. The demand for our services could be materially adversely affected by downturns in the businesses of our customers. Although we price our services and receive payment for our services primarily in U.S. dollars, many of our customers’ revenues are denominated in foreign currencies. Any significant devaluation in such currencies relative to the U.S. dollar could have an adverse effect on such customers’ ability to pay us or on their demand for our services, which could have a material adverse effect on our results of operations and financial condition. Conversely, if there is a significant decline in the value of the U.S. dollar against foreign currencies, the demand for some of the products we transport could decline. Such a decline could reduce demand for our services and thereby have a material adverse effect on our results of operations and financial condition.

The market for air cargo services is highly competitive. If we are unable to compete effectively, we will lose current customers, fail to attract new customers and experience a decline in our market share.

     Our industry is highly competitive and susceptible to price discounting due to excess capacity. Since we offer a broad range of aviation services, our competitors vary by geographic market and type of service. Each of the markets we serve is highly competitive, fragmented and, other than ground handling and logistics, can be capital intensive. In addition, air cargo companies are able to freely enter domestic markets. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. In addition, some of our contracts are awarded based on a competitive bidding process. Competition arises primarily from other international and domestic contract carriers, regional and national ground handling and logistic companies, internal cargo units of major airlines and third party cargo providers, some of which have substantially greater financial resources and more extensive fleets and facilities than we do. Some of our airline competitors are currently facing financial difficulties and as a result could resort to drastic pricing measures with which we may not be able to compete.

     Our ability to attract and retain business also is affected by whether, and to what extent, our customers decide to coordinate their own transportation needs. Some of our existing customers maintain transportation departments that could be expanded to manage freight transportation in-house. If we cannot successfully compete against companies providing services similar to, or that are substitutes for, our own or if our customers begin to provide for themselves the services we currently provide to them, our business, financial condition, operating results and profitability may be materially adversely affected.

     In addition, traffic rights to many foreign countries are subject to bilateral air services agreements between the U.S. and the foreign country and are allocated only to a limited number of U.S. carriers and are subject to approval by the applicable foreign regulators. Consequently, our ability to provide air cargo service in some foreign markets depends, in part, on the willingness of the DOT to allocate limited traffic rights to us rather than to competing U.S. airlines and on the approval of the applicable foreign regulators. If we are unable to compete successfully, we may not be able to generate sufficient revenues and cash flow.

The success of our business depends on the services of certain key personnel.

     We believe that our success depends to a significant extent upon the services of Mr. Jeffrey H. Erickson, our President and Chief Executive Officer, Mr. Ronald A. Lane, Sr., a Senior Vice President and our Chief Marketing Officer, and certain other key members of our senior management including those with primary responsibility for each business segment. We believe that our success in acquiring ACMI lease contracts, expanding our product line to include a broader array of products and services, providing scheduled service to international markets, and managing our operations will depend substantially upon the continued services of many of our present executive officers. The loss of the services of Messrs. Erickson or Lane, or other key members of our management could have a material adverse effect on our business.

We operate in dangerous locations and carry hazardous cargo, either of which could result in a loss of, or damage to, our aircraft.

     Our operations are subject to conditions that could result in losses of, or damage to, our aircraft, or death or injury to our personnel. These conditions include:

  geopolitical instability in areas through which our flight routes pass, including areas where the U.S. is conducting military activities;

  future terrorist attacks; and

  casualties incidental to the services we provide in support of U.S. military activities, particularly in or near Afghanistan, Iraq, Kuwait and elsewhere in the Middle East.

     We regularly carry sensitive military cargo, including weaponry, ammunition and other volatile materials. The inherently dangerous nature of this cargo increases our risk of aircraft damage or loss.

Our insurance coverage does not cover all risks.

     Our operations involve inherent risks that subject us to various forms of liability. We carry insurance against those risks for which we believe other participants in our industry commonly insure; however, we can give no assurance that we are adequately insured against all risks. If our liability exceeds the amounts of our coverage, we would be required to pay any such excess amounts, which amounts could be material.

     Risks Relating to Our Industry

The cost of fuel is a major operating expense, and fuel shortages and price increases could adversely affect our operations.

     Although the price of aviation fuel only impacts the scheduled service part of our operations, it is one of our most significant expenses. During 2003 and the six months ended June 30, 2004, fuel costs were approximately 23.5% and 23.2%, respectively, of our total operating expenses. The price of aviation fuel is directly influenced by the price of crude oil, which is influenced by a wide variety of macroeconomic and geopolitical events and is completely beyond our control. Additionally, hostilities in the Middle East and terrorist attacks in the U.S. and abroad could cause significant disruptions in the supply of crude oil and have had a large impact on the price of aviation fuel. We do not regularly enter into hedging arrangements. If we elect to hedge fuel prices in the future, through the purchase of futures contracts or options or otherwise, there can be no assurance that we will be able to do so successfully.

     We generally attempt to pass on increases in the price of aviation fuel to our scheduled service customers through the imposition of a surcharge, but we bear a portion of price increases over the short term. There can be no assurance that we will be able to continue to impose such surcharge in the future. In addition, if fuel costs increase significantly, our customers may reduce the volume and frequency of cargo shipments or find less costly alternatives for cargo delivery, such as land and sea carriers.

      ACMI lease contracts require our customers to pay for aviation fuel. However, if the price of aviation fuel increases, our customers may not use aircraft subject to such ACMI contractual provisions. Accordingly, an increase in fuel costs could have a material adverse effect on our customers’ results of operations and financial condition. Similarly, a reduction in the availability of fuel, resulting from a disruption of oil imports or other events, could have a material adverse effect on our customers’ results of operations and financial condition, which, in turn, could significantly impact their ability and willingness to continue to do business with us.

We are subject to extensive regulation and our failure to comply with these regulations in the U.S. and abroad, or the adoption of any new laws, policies or regulations, may have an adverse effect on our business. Failure to utilize our economic rights in limited-entry markets also could result in a loss of such rights.

     Our operations are subject to complex aviation and transportation laws and regulations, including Title 49 of the U.S. Code (formerly the Federal Aviation Act of 1958, as amended), under which the DOT and the FAA exercise regulatory authority over air carriers such as Atlas and Polar. In addition, our activities fall within the jurisdiction of various other federal, states, local and foreign authorities, including the U.S. Department of Defense, U.S. Customs and Border Protection, the Commerce Department’s Office of Foreign Assets Control and the Environmental Protection Agency. These laws and regulations may require us to maintain and comply with the terms of a wide variety of certificates, permits, licenses, noise abatement standards and other requirements, the failure of which to maintain or with which to comply could result in substantial fines or other sanctions. The DOT, the FAA and foreign aviation regulatory agencies have the authority to modify, amend, suspend or revoke the authority and licenses issued to us for failure to comply with provisions of law or applicable regulations, and may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions, if taken, could have a material adverse effect on our mode of conducting business, results of operations and financial condition. In addition, governmental authorities such as the DOT and the FAA may adopt new regulations, directives or orders that could require us to take additional and potentially costly compliance steps or result in the grounding of some of our aircraft, which could increase our costs or result in a loss of revenues, which could have a material adverse effect on our results of operations and financial condition. This is true, in particular, in the area of security.

     In response to the terrorist attacks of September 11, 2001, various government agencies, including U.S. Customs and Border Protection, the Food and Drug Administration and the Transportation Security Administration (“TSA”), have adopted, and may in the future adopt, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenues, or have a material adverse effect on our results of operations and financial condition. The TSA already has increased security requirements in response to September 11 and just has proposed comprehensive new regulations governing air cargo transportation, including all-cargo services, in such areas as cargo screening and security clearances for individuals with access to cargo or who board and travel on all-cargo aircraft. These new regulations, and others that potentially might be adopted, could have an adverse impact on our ability to efficiently process cargo or could increase our costs. Furthermore, Congress is considering air transportation security provisions that could have similar impact.

     A significant amount of our business is conducted in limited-entry international markets with U.S.-negotiated rights that have been awarded in carrier selection proceedings. This includes Polar’s new China rights and its “5th freedom” rights to serve Hong Kong-3rd country markets. Because such rights typically are subject to loss for underutilization, there is a risk of constriction of our operating rights if it is determined that economic conditions preclude full use.

Our insurance coverage has become increasingly expensive and difficult to obtain.

     Aviation insurance premiums historically have fluctuated based on factors that include the loss history of the industry in general and the insured carrier in particular. Since September 11, 2001, our premiums have increased significantly. Future terrorist attacks involving aircraft, or the threat of such attacks, could result in further increases in insurance costs, and could affect the availability of such coverage.

     Although we believe our current insurance coverage is adequate and consistent with current industry practice, there can be no assurance that we will be able to maintain our existing coverage on terms favorable to us, that the premiums for such coverage will not increase substantially or that we will not bear substantial losses and lost revenues from accidents. Substantial claims resulting from an accident in excess of related insurance coverage or a significant increase in our current insurance expense could have a material adverse effect on our financial condition.

Risks Related to Ownership of Our Common Stock

Equity based awards will dilute the ownership interests of other stockholders.

      We have adopted a long-term incentive plan for our directors, officers, key management employees and certain other employees providing for the issuance of up to 12.175% of New Common Stock. A management incentive plan authorizes the issuance of up to 10% of the New Common Stock to participants through a combination of restricted stock, stock options and other equity-based awards. As of December 31, 2004, we have distributed 610,600 shares of the restricted stock and 540,100 stock options under this management incentive plan as required pursuant to the Plan of Reorganization. In addition, we have adopted an employee stock option plan for our other employees which authorizes the issuance of up to 2.175% of the New Common Stock to participants through stock option grants. As of December 31, 2004, we have issued 299,963 stock options available under this employee stock option plan. No restricted stock has been issued under this plan. The balance of available restricted stock and stock options under these plans will be reserved for future new hires, performance awards or other awards to be determined in the discretion of Holdings’ Board of Directors. If these stock options are exercised or restricted stock is distributed, the ownership percentage represented by the New Common Stock will be diluted.

We cannot assure you that an active trading market will develop or continue for the New Common Stock.

      The New Common Stock is currently quoted on the Pink Sheets and, as a result, there is limited liquidity therein. There can be no assurance that an active market for any of the New Common Stock will develop or continue, and no assurance can be given as to the prices at which it might be traded. Moreover, there can be no assurance that we will be successful in any attempt to have the New Common Stock listed on a national securities exchange or a foreign securities exchange, or quoted on the NASDAQ Stock Market.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISLCOSURES ABOUT MARKET RISK

We do not currently hedge against foreign currency fluctuations, interest rate movements or aviation fuel prices.

The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes to the price of fuel and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on the overall economic activity, nor do they consider additional actions we may take to mitigate our exposure to such changes. Variable-rate leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Actual results may differ. See Note 4 to our Financial Statements for accounting policies and additional information.

Aviation fuel. Our results of operations are affected by changes in the price and availability of aviation fuel. Market risk is estimated at a hypothetical one cent increase in the June 30, 2004 cost per gallon of fuel. Based on projected 2004 fuel consumption for the Scheduled service and Commercial charter business segments, such an increase would result in an increase to aviation fuel expense of approximately $2.0 million in 2004. Fuel prices for AMC are set each September by the military and are fixed for the year. ACMI does not present a market risk as the cost of fuel is borne by the customer.

Interest. Our earnings are affected by changes in interest rates due to the impact those changes have on interest expense from variable-rate debt instruments and on interest income generated from our cash and investment balances. At June 30, 2004, approximately $221.2 million of our debt had floating interest rates. If interest rates increase 50 basis points during the remainder of 2004, our interest expense would increase by approximately $0.5 million.

Borrowings under the Revolving Credit Facility bear interest at varying rates based on either the Prime Rate or the Adjusted Eurodollar Rate. Interest on outstanding borrowings is determined by adding a margin to either the Prime Rate or the Adjusted Eurodollar Rate, as applicable, in effect at the interest calculation date. The margins are arranged in three pricing levels, based on the excess availability under the Revolving Credit Facility. There is no balance outstanding on this facility therefore changes in interest rate have no impact to consolidated income.

ITEM 4. CONTROLS AND PROCEDURES

Controls and Procedures

Disclosure Controls and Internal Controls

Rule 13a-15(b) under the Exchange Act requires management to evaluate the effectiveness of the design and operation of our disclosure controls and procedures (“disclosure controls”), and our “internal controls over financial reporting” (“internal controls”), as of the end of each fiscal quarter. Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required disclosure. Internal controls are procedures which are designed with the objective of providing reasonable assurance that (i) our transactions are properly authorized; (ii) our assets are safeguarded against unauthorized or improper use; and (iii) our transactions are properly recorded and reported, all to permit the preparation of our financial statements in conformity with GAAP.

      We have taken a number of steps to ensure that all information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. In particular, we have formed a Disclosure Committee, which is governed by a written charter. Senior management meets on a weekly basis to report, review and discuss material aspects of its business. In the future, the Disclosure Committee, comprised of key management, will hold regular quarterly meetings. Additionally, management has implemented a “sub-certification” process to ensure that the persons required to sign the Certifications are provided with timely and accurate information and to provide them with the opportunity to address the quality and accuracy of operating and financial results. Finally, we have implemented a “Sarbanes-Oxley 404 Project,” which is further described below.

General Limitations on the Effectiveness of Controls

      We are committed to maintaining effective disclosure controls and internal controls. However, management, including the CEO, does not expect and cannot assure that our disclosure controls or our internal controls will prevent or detect all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

Remediation of Material Weaknesses

      In planning and performing their audit of our Consolidated Financial Statements for the year ended December 31, 2003, our independent accountants noted in a letter to management and the audit committee of the Board of Directors, a copy of which was presented to the Board of Directors, certain matters involving internal controls that they consider to be “material weaknesses” and “reportable conditions” under standards established by the AICPA. “Reportable conditions” involve matters relating to significant deficiencies in the design or operation of internal controls that could adversely affect our ability to record, process, summarize, and report financial data consistent with the assertions of management in the Consolidated Financial Statements. A “material weakness” is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the Consolidated Financial Statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

      On March 9, 2004, the Public Company Accounting Oversight Board adopted Auditing Standard No. 2 “An Audit of Internal Controls Over Financial Reporting Performed in Conjunction with An Audit of Financial Statements”, which redefined the definition of material weakness, significant deficiency and control deficiency. The Company’s material weaknesses defined below have not been reassessed under the new standard.

      In response to the letter from our independent accountants, management, with the assistance of a professional services firm, has implemented a “Sarbanes-Oxley 404 Project” and has revised and continues to revise our disclosure controls and procedures designed to improve our internal controls. This project provides for continuous updates as improvements in internal controls are identified and implemented, and for new processes and systems or changes to the existing processes and systems. Although we may not be required to comply with Section 404 of the Sarbanes-Oxley Act until December 31, 2005, it is our objective to remediate the problems described below and to establish adequate, compliant disclosure controls and internal controls as soon as reasonably practicable. The following sets forth a list of the material weaknesses identified in the independent accountants’ letter, as well as the steps that management has taken, pursuant to the project, to address or remediate such material weaknesses as of January 31, 2005:

General
  Policies, procedures, and processes are not formally documented: We have outsourced the documentation of our policies and procedures to KPMG LLP and Resources Connection. The status of this ongoing project, which remains incomplete as of the date of this report, is reported to our Audit and Governance Committee on a biweekly basis.

  Timely reconciliation, review, and approval of all account analyses is not routinely performed: Our Senior Director of Accounting is currently responsible for reviewing and approving all reconciliations of accounts that require analysis on a quarterly basis. Our Manager of Accounting is responsible for such review and approval on a monthly basis. We will continue to implement new procedures to ensure the timely and accurate reconciliation of accounts.

  Contingency plan for account analysis responsibilities in times of high turnover: We have instituted cross-training for key reconciliations. We are also using experienced temporary employees for those positions for which we are still recruiting permanent employees.
  Furthermore, we have hired and intend to continue to hire additional personnel to add depth to our accounting department and have engaged an outside firm to provide supplemental and interim support and to closely document detailed procedures.

  In general, many financial and accounting positions could be filled with more qualified individuals: We have increased our hiring of more qualified individuals to fill several positions in accounting and financial reporting that are currently vacant. We have recently hired several individuals with M.B.A. degrees or who are certified public accountants with relevant public accounting experience to fill similar positions.

  Non-standard transactions should be fully documented as to purpose; the individuals responsible for the transaction, and within accounting, the rationale for the accounting treatment afforded the transaction: Non-standard journal entries (and appropriate supporting analyses) have been documented since October 31, 2004. We acknowledge the need for further improvement regarding this item and are in the process of implementing changes to our financial reporting system to allow for the segregation of standard versus non-standard journal entries.

  Demonstrate how debt and lease agreements are appropriately included in accounts, including fair value considerations: We have solicited fair market valuations of our debt instruments and leases in connection with our “fresh start” balance sheet process, which we believe has resolved this matter from a historical perspective. We are in the process of developing procedures to resolve this matter going forward for footnote disclosure among other related items.

  Fully reconcile tax accounts to actual returns filed with full explanation of deferred tax items: We have fully reconciled our 2002 tax return to our Consolidated Financial Statements. We have also hired and intend to continue hiring additional personnel to ensure the timely completion of our tax filings and reconciliations.

  Some accounts, for example, inventory and taxes, were unable to be supported by underlying documentation, including sub ledger detail. Our former general ledger system has been replaced with a J.D. Edwards system and the sub-ledgers have been, and continue to be, reconciled to the ledger balances on a monthly basis.
Maintenance
  The rate used in the CF6-80C2 engine power-by-hour contract was incorrect: This issue has become moot due to this maintenance contract being rejected by the Bankruptcy Court and replaced with a fixed firm contract with limited material and scrap rate.

  Justify the rates used to expense C and D checks and engine overhauls. Reevaluate the period for which an accrual can remain open: We have revised the evaluation period for determining costs from 18 months to nine months. We are continuing to review our business process needs to gain a better understanding of the work scope for, and approval procedures regarding, each C and D check.
     Accruals
  Tracking system for unused vacation. Accurately maintain and reconcile vacation accrual to documentation from human resources: Online tools are being developed that permit us to monitor and track vacation accrual and use. This system is being used on a “test pilot” basis to ensure accuracy, and is expected to “go live” in February 2005. We are in the process of training and will direct all supervisory personnel to use the system.

  Lack of segregation of duties within the Human Resources department permits individuals to create and make changes to personnel records without review by others: Our Human Resources and Payroll departments have implemented new procedures that segregate responsibilities such that all hiring, promotion and transfer activities are managed by the Human Resources department, and all payroll activities have been relegated to our Payroll department for implementation, subject to necessary approvals. Our Information Technology department has also eliminated our Human Resources department’s ability to process payroll activities.
Revenue
  Field sales and other personnel had the ability to alter revenue contract terms without proper oversight and without notifying legal and financia1 management: Our Legal and Sales departments have established and maintained a revenue contracts group for our Commercial charter business that has published standardized contracts for use by authorized personnel. Changes to these standardized contracts would need to be approved by the Legal department prior to execution. Our ACMI lease contracts and Commercial charter businesses use formalized contracts containing standardized language that allows authorized personnel a degree of flexibility to negotiate and change the business points within the contract. Any changes to contract language require Legal department approval. Ad-hoc pricing in the Scheduled service business is controlled and issued by Regional Revenue & Capacity Management Teams. Incremental cost pricing is issued by sales and marketing. A floor price per kilogram (higher than the incremental cost) is issued to the head of each Regional Revenue & Capacity Management Team. The sale teams then have a floor price greater than the incremental cost per kilogram and a revenue budget that they must meet for their allocation on any flight. We are continuing to develop and document additional internal control procedures with respect to this matter.

  Reconciliation of actual approved rate to stated airway bill for scheduled service: We added revenue analysts at online stations to reconcile each airway bill before billing. For every spot quote issued in the system, an email is generated and sent to a customer address, and a “spot quote file” copy is sent to a specific email address. Thus, there is a direct trail to any variation from contracted rates. We are continuing to develop and document additional internal control procedures with respect to this matter.

  Reconciliation of actual weight tendered to weight stated per airway bill and preparation of Cargo Correction Advice, if necessary: This issue most directly reflects the ability to capture the volumetric weight of (or “dimensionalize”) every shipment and to reconcile that weight to the airway bill. We are in the process of developing and documenting additional procedures so that we can appropriately and efficiently dimensionalize as many shipments as possible to maximize revenue opportunities.

  No flight close out procedures to reconcile airway bills to scheduled service flight to ensure all items are billed: Our Marketing department has implemented the following new procedures to address this issue: (i) Revenue analysts in the online stations perform post-flight reconciliations to ensure the airway bill is rated properly and (ii) Flights Close-out Analysts perform a reconciliation of the actual revenue-producing weight on each flight to the airway bill actual weight on each flight. We are continuing to develop and document additional internal control procedures with respect to the differences identified. There continues to be a possibility of missed or unbilled revenue, which we continue to evaluate and address.
Other
  Ownership of scheduled service yield is outsourced to a large degree to general sales agent (“GSAs”): As a general change in our underlying business model, GSAs have generally been eliminated or converted to employees in most markets over the past two years. While we still retain GSAs in certain markets, we have implemented new policies and procedures with respect to GSAs and pricing models. We intend to continue the trend of converting more GSAs to employees.

  Review the controls of station operations in significant detail to confirm the propriety of the information reported to Corporate: We are in the process of reviewing and documenting internal controls for station operations.
Information Technology
  Control over program changes in the general ledger system needs to be strengthened, including limits to access to production libraries and limiting access to certain libraries by some individuals: We have communicated, implemented and documented an auditable control process that involves the users, developers and management in the definition, testing and approval of changes to the production system. Electronic sign-off via email is required before changes to production are executed, and there is a repository of all change requests. In addition, we have established a monitoring process to oversee the check-in/check-out activity of objects to and from program libraries by users and administrators. Moreover, our policies prohibit programmers from promoting code from development libraries to the production environment.

  Disaster recovery within the Atlas system could be improved by maintaining a separate server: We are in the process of identifying and procuring an appropriate separate server that will better position us to recover from a major catastrophic event. Until a separate server is acquired and positioned off-site, we are dependent on our on-site system.

  Password controls (level of access, renewal cycles and periodic confirmation of appropriateness) need significant improvement. In addition, the number of individuals with high-level access is far too high. A large number of users are inactive and should be purged: We have reduced the number of administration accounts to servers by 50% and individuals are currently assigned to accounts for specific servers. We conducted a review of, and disabled and subsequently purged, all unused or inappropriate network accounts. In addition, our information technology department runs an audit program monthly and purges any unused or unnecessary user, administration, generic or test accounts. All ground staff network logon passwords have been set to expire in 90 days. The minimum password length must now be 8 characters, and the minimum password history has been increased to three. A network lockout of one hour is imposed after three failed logon attempts.
  We use a random password generator for the initial account set up of general ledger system users, since there are no password controls in the general ledger system without unified logon via our network. In addition to the foregoing security features, we intend to implement Microsoft-Active Directory, which will allow us to manage certain network password attributes such as password strength, unified logon to the general ledger system and a minimum password age.

  Certain routine AS400 control mechanisms are not followed, which if activated would allow for improved visibility with respect to users, changes and inappropriate access: Since users of our J.D.
  Edwards system do not logon to the AS400, but rather to the J.D. Edwards application, we do not believe that many of these control mechanisms apply to the user base. Developers do logon to the AS400, and any suggested settings that do not prevent them from working in the development environment have been configured. Once the production system is relocated from the main data center, we intend to apply the remaining control settings to the production environment.

  Remote access controls need significant improvement: We intend to issue to crewmembers and employees who require remote access to the network RSA Secure ID key fobs that provide dynamic random passwords. This will significantly improve the level of security against external penetration, while relieving the crewmembers from having to remember complex passwords that would need to be changed every 90 days.

  No formal disaster recovery plan has been implemented, nor tested: We have developed a detailed plan for the provisioning, set up and running of a disaster recovery/business continuity site that will ensure no interruption to our critical services, and minimal interruption to our secondary services, so that global command center operations and business activities could continue in the event of a loss of the main data center. Phase 1 of this plan, which we intend to roll out in July 2005, supports flight operations and AWB tracking systems. Phase 2, which we intend to roll out in October 2005, supports all remaining critical applications. Safety and Compliance is developing a plan for using this capability in the event of denial of access to our headquarters.

  Physical security and environmental security need significant improvement: We now store daily backup tapes in a separate location in our building. One set of tapes per week is stored off-site. We have placed hand-held fire extinguishers in our main data center to allow for quick extinguishing of fires to avoid the potential damage from the sprinkler system. We intend to further clean up telecom and network closet wiring to allow for more rapid troubleshooting as part of the necessary main network switch replacement, which is pending capital approval. In addition, once the disaster recovery site has been set up, five sets of backup tapes per week will be stored there. We also intend to implement an internal local host detection system based on Cisco SIMS/CTA (“security information management system/Cisco trusted agent”) in order to monitor, detect and prevent unauthorized access to our systems or data by internal users of the network.

Additional matters not set forth in independent accountants’ letter

  We currently do not have a Chief Financial Officer or Controller as part of our management team: We have not had a Chief Financial Officer since September 2004 or a Controller since May 2003. While we are actively seeking to fill both of these positions, the lack of senior financial and accounting personnel may have an impact on the rapidity with which we can improve our internal controls.
Conclusions

As described above, significant deficiencies and material weaknesses remain in the Company’s disclosure and internal accounting controls. The Company is in the process of taking various steps to remediate the items reported on by our independent auditors and addressing certain other matters. However, a substantial effort will be required before all such items and matters are fully addressed.